Filed Pursuant to Rule 424(b)(3)
File No. 333-177231

PROSPECTUS

$200,000,000

Ducommun Incorporated

Exchange Offer for All Outstanding

9.750% Senior Notes due 2018

(CUSIP No. 264147 AB5 and U26479 AA0)

for new 9.750% Senior Notes due 2018

that have been registered under the Securities Act of 1933

This exchange offer will expire at 5:00 p.m., New York City time,

on February 21, 2012, unless extended.

The Exchange Notes:

•	We are offering to exchange new registered 9.750% Senior Notes due 2018, or the Exchange Notes, for all of our outstanding unregistered 9.750% Senior Notes due 2018, or the Outstanding Notes.

•

The terms of the Exchange Notes are substantially identical to the terms of the Outstanding Notes except that the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes. See “Description of the Exchange Notes” for more information about the Exchange Notes to be issued in the exchange offer.

•	We are offering the Exchange Notes pursuant to a registration rights agreement that we entered into in connection with the issuance of the Outstanding Notes.

Material Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on February 21, 2012, unless extended.

•	Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the Exchange Notes.

•	You may withdraw tendered Outstanding Notes at any time prior to the expiration of the exchange offer.

•	The exchange offer is not subject to any minimum tender condition, but is subject to customary conditions.

•	The exchange of the Outstanding Notes for Exchange Notes will not be a taxable exchange for U.S. federal income tax purposes.

•	There is no existing public market for the Outstanding Notes or the Exchange Notes. We do not intend to list the Exchange Notes on any securities exchange or quotation system.

•	We will not receive any proceeds from the exchange offer.

The Exchange Notes involve substantial risks similar to those associated with the Outstanding Notes. See “Risk Factors” beginning on page 13 for a discussion of these risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the expiration date of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Prospectus dated January 20, 2012

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to sell the notes. The information in this prospectus may only be accurate on the date of this prospectus and is subject to change without notice. The information in any document incorporated by reference in this prospectus is current only as of the date of any such document. The delivery of this prospectus at any time shall not, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or in our affairs since the date of this prospectus.

Ducommun is not making an offer to sell or asking for offers to buy any of the securities in any jurisdiction where it is unlawful, whether the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

This prospectus incorporates or refers to important business and financial information about Ducommun that is not included or delivered with this prospectus. We will provide without charge to each person to whom a copy of this prospectus has been delivered, who makes a written or oral request, a copy of our filings and any and all of the documents referred to herein, including the registration rights agreement and the indenture for the notes, which are summarized in this prospectus, by writing or calling us at the following address or telephone number.

Ducommun Incorporated

23301 Wilmington Avenue

Carson, California, 90745-6209

Attn: James S. Heiser

Telephone: (310) 513-7200

In order to ensure timely delivery, you must request the information no later than five business days before the expiration of the exchange offer. This request must be made by February 13, 2012.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data and information used throughout this prospectus from internal company surveys and management estimates, as well as from industry and general publications and research, surveys or studies conducted by third parties. Industry and general publications and research, studies and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such data and information. While we believe that these publications and research, studies and surveys are reliable, we have not independently verified such data and information, and we make no representation or warranty as to the accuracy of such data and information.

There is only a limited amount of independent data available about our industry, market and competitive position, particularly outside of the United States. As a result, certain data and information are based on our good faith estimates, which are derived from our review of internal data and information, information that we obtain from customers, and other third-party sources. We believe these internal surveys and management estimates are reliable; however, no independent sources have verified such surveys and estimates.

The industry data that we present in this prospectus includes estimates that involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be preceded by, followed by or include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. These statements are based on the beliefs and assumptions of our management. Generally, forward-looking statements include information concerning our possible or assumed future actions, events or results of operations. Forward-looking statements specifically include, without limitation, the information in this prospectus regarding: projections; efficiencies/cost avoidance; cost savings; income and margins; earnings per share; growth; economies of scale; combined operations; the economy; future economic performance; capital expenditures; future financing needs; future acquisitions and dispositions; litigation; potential and contingent liabilities; management’s plans; and merger and integration-related expenses.

Although we believe that the expectations reflected in the forward-looking statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks and uncertainties that could cause actual outcomes and results to be materially different from those projected. We cannot guarantee future results, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. All written and oral forward-looking statements made in connection with this prospectus that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by “Risk Factors” and other cautionary statements included herein. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results or to changes in our expectations.

The information in this prospectus is not a complete description of our business or the risks associated with an investment in our Exchange Notes. There can be no assurance that other factors will not affect the accuracy of these forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. While it is impossible to identify all such factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described under “Risk Factors” and the following:

•	the cyclicality of the aerospace market and the level of new commercial aircraft orders;

•	customer concentration;

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•	production rates for various commercial and military aircraft programs;

•	the level of U.S. defense spending;

•	competitive pricing pressures;

•	manufacturing inefficiencies;

•	start-up costs and possible overruns on new contracts;

•	technology and product development risks and uncertainties;

•	product performance;

•	increasing consolidation of customers and suppliers in the aerospace industry;

•	price erosion within the electronics manufacturing services marketplace;

•	the risk of environmental liabilities;

•	possible goodwill impairment;

•	compliance with applicable regulatory requirements and changes in regulatory requirements, including regulatory requirements applicable to government contracts and sub-contracts;

•	imposition of taxes, export controls, tariffs, embargoes and other trade restrictions;

•	economic and geopolitical developments and conditions;

•	our ability to service our substantial indebtedness;

•	our ability to manage and otherwise comply with our covenants with respect to our significant outstanding indebtedness;

•	unfavorable developments in the global credit markets, which may make it more difficult to incur new indebtedness or refinance our outstanding indebtedness;

•	the risk that LaBarge’s business, operations and employees will not be integrated successfully with our business and operations;

•	our inability to recognize the benefits of the Merger (as defined in “Summary”), including any potential synergies, growth, cost savings or accretive value;

•	our ability to retain key employees following the Merger;

•	our inability to maintain current customer and supplier relationships following the Merger;

•	the risk that the Merger disrupts current plans and operations;

•	litigation in respect of us or the Merger;

•	the amount of the costs, fees, expenses and charges related to the Merger and the financings for the Merger;

•	the method of accounting for the Merger; and

•	risks associated with other acquisitions and dispositions of businesses by us.

We caution the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this prospectus. We do not undertake any duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect actual outcomes.

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SUMMARY

The following summary may not contain all of the information you should consider before investing in the Exchange Notes and should be read in conjunction with the more detailed information, financial statements and related notes appearing elsewhere in or incorporated by reference in this prospectus. This prospectus contains forward-looking statements, which involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.

Unless otherwise indicated in this prospectus or the context requires otherwise, in this prospectus “Ducommun,” “we,” “us” or “our” refers to Ducommun Incorporated and its consolidated subsidiaries, including, where applicable, LaBarge, and references to “LaBarge” refer to LaBarge, Inc. and its consolidated subsidiaries. “Transactions” refers to our acquisition of LaBarge and the financings we engaged in concurrently with that acquisition.

Overview

Ducommun provides engineering and manufacturing services primarily to the aerospace and defense industry. We design, engineer and manufacture mission-critical aerostructure and electromechanical components and subassemblies. We also provide engineering, technical and program management services. Our products and services are used on domestic and foreign commercial and military aircraft, helicopter, missile and space programs, as well as in certain industrial, natural resources, medical and other commercial markets. We are the successor to a business that was founded in California in 1849 and reincorporated in Delaware in 1970.

On June 28, 2011, we acquired LaBarge, a provider of custom high-performance electronic, electromechanical and interconnect systems on a contractual basis for customers in the aerospace and defense and several other markets, through a merger, which we refer to as the Merger, for a purchase price of approximately $338.1 million, comprised of approximately $310.3 million paid for the equity of LaBarge and $27.8 million of outstanding LaBarge debt, which we repaid at the closing of the Merger. We financed the acquisition of LaBarge, or the LaBarge Acquisition, through the issuance of the Outstanding Notes and borrowings under the new senior secured credit facilities that we entered into in connection with the LaBarge Acquisition. See “—The Transactions.” We believe the LaBarge Acquisition will allow us to significantly expand our existing presence in the aerospace and defense industry, as well as to diversify our net sales base across new markets, including industrial, natural resources and medical.

Our Company

Following the consummation of the LaBarge Acquisition, LaBarge was included in our Ducommun Technologies segment, which was renamed Ducommun LaBarge Technologies. Our two business segments are:

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Ducommun LaBarge Technologies, or DLT, engineers and manufactures a broad range of electronic, electromechanical and interconnect systems and components. DLT products are used in technology-driven markets, including aerospace and defense, industrial, natural resources, medical and other commercial markets. In addition, DLT provides technical and program management services (including design, development, integration and testing of prototype products) principally for advanced weapons and missile defense systems.

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Ducommun AeroStructures, or DAS, engineers and manufactures large and complex contoured aerostructure components and assemblies and is a U.S. supplier of composite and metal bonded structures, specializing in rotor blades and other flight control assemblies to original equipment manufacturers, or OEMs. Our products and services support a diverse range of programs and markets. Domestic commercial aircraft programs include the Boeing 737NG, 747, 767, 777 and 787. Foreign commercial aircraft programs include the Airbus Industrie A330, A340, A350XWB and A380 aircraft, Bombardier business and regional jets, and the Embraer 145 and 170/190 aircraft. Major military programs include the Boeing C-17, F-15, F-18, the Boeing/Textron V-22 and the Lockheed Martin F-16, F-22 and F-35 Joint Strike Fighter aircraft. Military and commercial helicopter programs include those of Sikorsky (principally the Black Hawk helicopter), Boeing (principally the Apache and Chinook helicopters), United Technologies, Bell, AgustaWestland and Carson Helicopter. We also support various unmanned space launch and satellite programs.

Industry Overview

Aerospace and Defense Market

The commercial aerospace industry’s long-term performance has historically shown a high correlation with Revenue Passenger Miles, or RPM. RPM have generally grown steadily over the past 40 years with an average growth rate of approximately 6% per year. According to a recent Boeing market forecast, worldwide commercial air services passenger traffic is expected to grow 5.1% per year over the next 20 years. Cargo traffic is expected to grow 5.6% per year over the same period.

The commercial aerospace markets experienced a significant downturn in 2008 and 2009. Leading indicators, such as aircraft OEM backlogs, current production rates and announced increases, and manufacturer projected delivery rates, indicate that the sector has started to rebound meaningfully. We believe that this growth will continue in the near term and that the confluence of new commercial aircraft platforms (including the Boeing 787, Airbus A350XWB/A380, A320NEO, 747-8, Embraer 450/500, Comac C919, Mitsubishi RJ and Sukhoi Superjet 100) will add additional growth to the sector over the next several years.

Sales in the military end market have historically been driven by defense spending. Defense spending in the United States currently remains at record levels. While recent statements and actions by government and military officials indicate a more measured military spending plan going forward, major military aircraft platforms and next generation technologies such as the F-35 (one of the Department of Defense’s largest weapons procurement programs) continue to be well-funded and supported by civil and military leadership in the United States and allied foreign customers. Changing defense policy priorities (e.g., vertical lift capabilities, intelligence, surveillance and reconnaissance platforms), a strong and growing international market for U.S. defense products, new program ramp-up and a healthy long-term pipeline of new platforms (e.g., the KC-X aerial refueling tanker, unmanned helicopter programs or the Kiowa replacement) should provide opportunities for meaningful future growth in the markets that we serve. For example, we are a supplier of key rotary wing platforms, such as the Sikorsky Black Hawk helicopter and the V-22, that continue to display robust growth in support of the Department of Defense’s focus on vertical lift capabilities affording advantages to the warfighter in rugged terrain; of existing fixed-wing platforms, such as the F-18, that have seen robust growth as a function of “stop-gap” measures; and of new fixed-wing platforms, such as the F-35.

We believe that our significant presence in both commercial and military end markets has historically provided, and will continue to provide, balance and stability to our net sales and cash flow streams.

Other Markets

The non-aerospace industries which we serve include industrial, natural resources and medical end use markets. The products and services we offer in non-aerospace markets experienced rapid change and growth over most of the past decade as an increasing number of OEMs outsourced their manufacturing requirements. In mid-2001 and again in late 2008, revenue declined as a result of significant cutbacks in customers’ production requirements, which was consistent with overall global economic downturns. OEMs have continued to outsourcing of manufacturing to improve product profitability, achieve accelerated market entrance and time-to-volume production, access advanced design and manufacturing technologies, improve inventory management and purchasing power, and reduce their capital investment in manufacturing resources.

We believe further opportunities exist for us in penetrating the worldwide electronics and electro-mechanical markets.

Corporate Headquarters

Our principal executive offices are located at 23301 Wilmington Avenue, Carson, California 90745-6209 and our telephone number is (310) 513-7200.

THE TRANSACTIONS

The LaBarge Acquisition

On April 3, 2011, Ducommun and a then newly former merger subsidiary, DLBMS, Inc., or Merger Sub, entered into a Merger Agreement with LaBarge. Pursuant to the Merger Agreement, on June 28, 2011, Merger Sub merged with and into LaBarge with LaBarge, which we renamed Ducommun LaBarge Technologies, Inc., continuing as the surviving corporation and a wholly-owned subsidiary of Ducommun. In the Merger, each outstanding share of LaBarge common stock was cancelled and converted (subject to the exercise of appraisal rights) into the right to receive $19.25 per share in cash, resulting in a purchase price for LaBarge of approximately of $338.1 million, comprised of approximately $310.3 million paid for the equity of LaBarge and $27.8 million of outstanding LaBarge debt, which we repaid at the closing of the Merger. We financed LaBarge Acquisition, through the issuance of the Outstanding Notes and borrowings under the New Term Loan Facility, as described below.

Financing Transactions

Concurrently with the consummation of the Merger, we entered into the following financing transactions, or the Financing Transactions:

•	the borrowing of $190.0 million under a new senior secured term loan facility, or “New Term Loan Facility”;

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a new senior secured revolving credit facility in an aggregate principal amount of up to $60.0 million, or the New Revolving Credit Facility, which, together with the New Term Loan Facility, we refer to herein as the “New Credit Facilities”; and

•	the issuance of the Outstanding Notes in an aggregate principal amount of $200.0 million.

Upon the satisfaction of certain conditions, if we obtain the necessary commitments, we will have the option to add one or more incremental term loan facilities or increase commitments under our New Revolving Credit Facility by an aggregate amount of up to $75.0 million.

We used borrowings under the New Term Loan Facility and the proceeds from the issuance of the Outstanding Notes to finance the LaBarge Acquisition, repay our prior credit facility, or the Prior Ducommun Credit Facility, repay the LaBarge credit facility, or the LaBarge Credit Facility, and pay fees and expenses in connection the Transactions.

Pro Forma Discussion

Pro forma financial information relating to the Transactions and the bases upon which the combined pro forma financial statements were prepared have been incorporated by reference in this prospectus from our Current Report on Form 8-K/A filed with the SEC on September 2, 2011, and a pro forma condensed combined statement of operations and the bases upon which it was prepared are presented under “Unaudited Pro Forma Condensed Combined Statement of Operations,” and such pro forma information should be read in connection with this discussion of the Transactions. Unless otherwise stated, when used herein, “on a pro forma basis” means on a pro forma basis, giving effect to the Transactions on the bases described in the introduction to the pro forma financial statements included in the aforementioned Form 8-K/A and herein; whereas “on a stand-alone basis” means without giving effect to the Transactions.

Corporate Structure

The following chart sets forth our corporate structure:

Unless otherwise stated below, each of our subsidiaries is a guarantor of the Outstanding Notes and the New Credit Facilities, and will guarantee the Exchange Notes.

(1)	Subsidiaries consist of Ducommun AeroStructures Mexico, LLC, Ducommun Aerostructures New York, Inc., and Composite Structures, LLC.
(2)	Subsidiaries consist of LaBarge Electronics, Inc., LaBarge/STC, Inc. and LaBarge Acquisition Company, Inc.
(3)	Subsidiaries consist of CMP Display Systems, Inc., Miltec Corporation and Ducommun Technologies (Thailand) Ltd. (non-guarantor).

SUMMARY OF THE EXCHANGE OFFER

The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section “The Exchange Offer.” The term “Outstanding Notes” refers to Ducommun’s outstanding 9.750% Senior Notes due 2018, which were issued on June 28, 2011. The term “Exchange Notes” refers to Ducommun’s 9.750% Senior Notes due 2018 offered by this prospectus, which have been registered under the Securities Act of 1933, as amended, which we refer to as the Securities Act. The term “Notes” refers to both the Outstanding Notes and the Exchange Notes. The term “Indenture” refers to the indenture that governs both the Outstanding Notes and the Exchange Notes.

The Exchange Offer	We are offering to exchange $1,000 principal amount of our Exchange Notes, which have been registered under the Securities Act, for each $1,000 principal amount of Outstanding Notes, subject to a minimum exchange of $2,000. As of the date of this prospectus, $200 million aggregate principal amount of the Outstanding Notes is outstanding. We issued the Outstanding Notes in a private transaction for limited resale pursuant to Rule 144A and Regulations S under the Securities Act. The terms of the Exchange Notes are substantially identical to the terms of the corresponding Outstanding Notes, except that the transfer restrictions, registration rights and rights to increased interest in addition to the stated interest rate on the Outstanding Notes, or “Additional Interest,” provisions applicable to the Outstanding Notes will not apply to the Exchange Notes.

In order to exchange your Outstanding Notes for Exchange Notes, you must properly tender them before the expiration of the exchange offer. Upon expiration of the exchange offer, your rights under the registration rights agreement pertaining to the Outstanding Notes will terminate, except under limited circumstances.

Expiration Time	The exchange offer will expire at 5:00 p.m., New York City time, on February 21, 2012, unless the exchange offer is extended, in which case the expiration time will be the latest date and time to which the exchange offer is extended. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Interest	You will receive interest on the Exchange Notes starting from the date interest was last paid on your Outstanding Notes, or if no interest has been paid on the Outstanding Notes, from the date of original issue of the Outstanding Notes.

Conditions to the Exchange Offer	The exchange offer is subject to customary conditions, some of which we may waive in our sole discretion (see “Exchange Offer—Conditions to the Exchange Offer”). The exchange offer is not conditioned upon any minimum principal amount of Outstanding Notes being tendered for exchange.

Procedures for Tendering Outstanding Notes	In order to exchange your Outstanding Notes for Exchange Notes, you must validly tender them at or before the applicable expiration time. You may tender your Outstanding Notes through book-entry transfer in accordance with The Depository Trust Company’s Automated Tender Offer Program, known as ATOP. If you wish to participate in the exchange offer, you must:

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complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, in accordance with the instructions contained in the letter of transmittal, and mail or otherwise deliver prior to the expiration time the letter of transmittal, together with your Outstanding Notes, to the exchange agent at the address set forth under “The Exchange Offer—The Exchange Agent” or;

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arrange for The Depository Trust Company to transmit to the exchange agent certain required information, including an agent’s message forming part of a book-entry transfer in which you agree to be bound by the terms of the letter of transmittal, and transfer the Outstanding Notes being tendered into the exchange agent’s account at The Depository Trust Company prior to the expiration time.

You may tender your Outstanding Notes for Exchange Notes in whole or in part in a minimum denomination of $2,000 and integral multiples of $1,000 in excess of $2,000.

See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Guaranteed Delivery Procedures	If you wish to tender your Outstanding Notes and time will not permit your required documents to reach the exchange agent by the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, you may tender your Outstanding Notes according to the guaranteed delivery procedures described in “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners	If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf. See “The Exchange Offer—How to Tender Outstanding Notes for Exchange.”

Withdrawal of Tenders	You may withdraw your tender of Outstanding Notes at any time prior to the expiration time by delivering a written notice of withdrawal to the exchange agent in conformity with the procedures discussed under “The Exchange Offer—Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes

Upon satisfaction of the applicable conditions and consummation of the exchange offer, we will accept any and all Outstanding Notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration time. The Exchange Notes issued pursuant to the exchange offer will be delivered promptly after acceptance of the tendered Outstanding Notes. See “The Exchange Offer—Terms of the Exchange Offer; Expiration Time.”

Registration Rights Agreement	We are making the exchange offer pursuant to the registration rights agreement that we entered into on June 28, 2011 with the initial purchasers of the Outstanding Notes. As a result of making and consummating this exchange offer, we will have fulfilled most of our obligations under the registration rights agreement. If a holder (other than a broker-dealer) is not permitted to participate in the exchange offer or a holder (other than a broker-dealer) does not receive freely tradable Exchange Notes in the exchange offer, the registration rights agreement obligates us to file, and cause to become effective, a shelf registration statement covering resales of the Outstanding Notes held by such holder. All other holders who do not tender their Outstanding Notes in the exchange offer will not have any further registration rights.

Resales of Exchange Notes	We believe that the Exchange Notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

•	you are not an “affiliate” of ours as such term is interpreted by the SEC;

•	the Exchange Notes you receive pursuant to the exchange offer are being acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the Exchange Notes issued to you in the exchange offer;

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of the Exchange Notes issued in the exchange offer; and

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if you are a broker-dealer, you will receive the Exchange Notes for your own account, the Outstanding Notes tendered for exchange were acquired by you as a result of market-making or other trading activities, and you will deliver a prospectus meeting the requirements of the Securities Act when you resell or transfer any Exchange Notes issued in the exchange offer. See “Plan of Distribution” for a description of the prospectus delivery obligations of broker-dealers in the exchange offer.

If you do not meet these requirements, your resale of the Exchange Notes must comply with the registration and prospectus delivery requirements of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties. The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

See “The Exchange Offer—Consequences of Exchanging Outstanding Notes.”

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offer, your Outstanding Notes will continue to be subject to the restrictions on transfer provided in the legend on the Outstanding Notes and in the Indenture. In general, the Outstanding Notes may not be offered or sold unless registered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws. Accordingly, there may be no trading market for your untendered Outstanding Notes.

See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes.”

Exchange Agent	The exchange agent for the exchange offer is Wilmington Trust, National Association. For additional information, see “The Exchange Offer—The Exchange Agent” and the accompanying letter of transmittal.

Certain Federal Income Tax Considerations	The exchange of your Outstanding Notes for Exchange Notes will not be a taxable exchange for United States federal income tax purposes. You should consult your own tax advisor as to the tax consequences to you of the exchange offer, as well as tax consequences of the ownership and disposition of the Exchange Notes. For additional information, see “Material U.S. Federal Income Tax Considerations.”

SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

The terms of the Exchange Notes are substantially the same as the Outstanding Notes, except that the transfer restrictions, registration rights and Additional Interest provisions relating to the Outstanding Notes will not apply to the Exchange Notes. The following is a summary of the principal terms of the Exchange Notes. A more detailed description is contained in the section “Description of the Exchange Notes” in this prospectus.

Issuer	Ducommun Incorporated

Exchange Notes Offered	$200.0 million aggregate principal amount of 9.750% senior unsecured notes due 2018.

Maturity Date	July 15, 2018.

Interest	The Exchange Notes will bear interest at a rate of 9.750% per annum. Interest will be computed on the basis of a 360-day year composed of twelve 30-day months.

Interest Payment Dates	Interest on the Exchange Notes will be payable semi-annually in cash on July 15 and January 15 of each year, beginning on July 15, 2012.

Optional Redemption	On or after July 15, 2015, we may redeem some or all of the Exchange Notes at any time at the redemption prices set forth in “Description of the Exchange Notes—Optional Redemption.” In addition, prior to July 15, 2015, we may redeem the Exchange Notes at a redemption price equal to 100% of the principal amount of the Exchange Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date plus a “make-whole” premium.

In addition, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes using net proceeds from certain equity offerings completed on or prior to July 15, 2014 at a redemption price equal to 109.75% of the principal amount of the Exchange Notes being redeemed.

Change of Control	Upon the occurrence of a change of control (as defined under “Description of the Exchange Notes”), we will be required to make an offer to purchase the Exchange Notes. The purchase price will equal 101% of the principal amount of the Exchange Notes on the date of purchase plus accrued and unpaid interest, if any, on the Exchange Notes purchased to the date of purchase.

Guarantees	Each of our existing and future material domestic restricted subsidiaries will guarantee the Exchange Notes on a senior unsecured basis.

Ranking	The Exchange Notes and the guarantees will be our and the guarantors’ senior unsecured obligations and will:

•	be pari passu in right of payment with all of our and the guarantors’ existing and future senior unsecured indebtedness;

•	be senior in right of payment to any of our and the guarantors’ future subordinated obligations;

•	be subordinated to all our and the guarantors’ existing and future secured debt to the extent of the value of assets securing that indebtedness; and

•	be structurally subordinated to all indebtedness and other liabilities (including trade payables) of any of our existing and future subsidiaries that are not subsidiary guarantors.

As of October 1, 2011, the Exchange Notes and related guarantees were effectively subordinated in right of payment to $190.0 million of senior secured indebtedness under the New Term Loan Facility.

Certain Covenants	The terms of the Exchange Notes place certain limitations on our and our restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends on our capital stock or repurchase or redeem capital stock;

•	make specific types of investments;

•	sell assets or merge with other companies;

•	enter into sale and leaseback transactions;

•	incur liens;

•	enter into certain types of transactions with affiliates; and

•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us.

These covenants are subject to a number of important exceptions and qualifications described under “Description of the Exchange Notes— Certain Covenants.”

Form and Denominations	The Exchange Notes will be issued in minimum denominations of $2,000 and higher integral multiples of $1,000. The Exchange Notes will be book-entry and registered in the name of a nominee of DTC.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” for a discussion of certain risks you should carefully consider before deciding to tender your Outstanding Notes in the exchange offer.

RATIO OF EARNINGS TO FIXED CHARGES

The following summary is qualified by the more detailed information appearing in the computation table found in Exhibit 12.1 to the registration statement of which this prospectus is a part and the historical financial statements, including the notes thereto, incorporated by reference in this prospectus.

The following table sets forth our earnings to fixed charges for the years ended December 31, 2010, December 31, 2009, December 31 2008, December 31, 2007 and December 31, 2006 and the nine months ended October 1, 2011 and October 2, 2010.

	Fiscal Year Ended December 31,					Nine Months Ended (unaudited)
	2010	2009	2008	2007	2006	October 1, 2011	October 2, 2010
Ratio of earnings to fixed charges	8.7x	4.6x	8.3x	8.8x	6.0x	1.1x	8.5x

RISK FACTORS

The Exchange Notes involve substantial risks similar to those associated with the Outstanding Notes. These risks and uncertainties, as well as other risks which we cannot foresee at this time, have the potential to affect our business, financial condition, results of operations, cash flows, strategies or prospects in a material and adverse manner. To understand these risks you should carefully consider the risk factors set forth below, as well as the other information included in this prospectus and the information incorporated herein by reference.

Risks Related to the Exchange Offer

You may have difficulty selling any Outstanding Notes that you do not exchange.

If you do not exchange your Outstanding Notes for Exchange Notes in the exchange offer, you will continue to hold Outstanding Notes subject to restrictions on their transfer. Those transfer restrictions are described in the indenture governing the Outstanding Notes and in the legend contained on the Outstanding Notes, and arose because we originally issued the Outstanding Notes under an exemption from the registration requirements of the Securities Act.

In general, you may offer or sell your Outstanding Notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not currently intend to register the Outstanding Notes under the Securities Act or any state securities laws. If a substantial amount of the Outstanding Notes is exchanged for a like amount of the Exchange Notes issued in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer—Consequences of Failure to Exchange Outstanding Notes” for a discussion of additional consequences of failing to exchange your Outstanding Notes.

If you do not exchange your Outstanding Notes in the exchange offer, you will no longer be entitled to an increase in interest payments on Outstanding Notes that the indenture provides for if we fail to complete the exchange offer.

Once the exchange offer has been completed, holders of Outstanding Notes will not be entitled to any increase in the interest rate on their Outstanding Notes that the indenture governing the Notes provides for if we fail to complete the exchange offer. Holders of Outstanding Notes will not have any further rights to have their Outstanding Notes registered, except in limited circumstances, once the exchange offer is completed.

Some holders of the Exchange Notes may be required to comply with the registration and prospectus delivery requirements of the Securities Act.

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the Exchange Notes may be offered for resale, resold or otherwise transferred by holders of those Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. See “The Exchange Offer—Consequences of Exchanging Outstanding Notes” for a list of those conditions.

If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

If you exchange your Outstanding Notes in the exchange offer, however, for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

In addition, a broker-dealer that purchased Outstanding Notes for its own account as part of market-making or trading activities must deliver a prospectus when it sells the Exchange Notes it receives in the exchange offer. Our obligation to make this prospectus available to broker-dealers is limited. We cannot assure you that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

Failure to comply with the exchange offer procedures could prevent a holder from exchanging its Outstanding Notes.

Holders of the Outstanding Notes are responsible for complying with all exchange offer procedures. The issuance of Exchange Notes in exchange for Outstanding Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Outstanding Notes who wish to exchange them for Exchange Notes should allow sufficient time for completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the offer or to notify you of any failure to follow the proper procedures.

We may repurchase any Outstanding Notes that are not tendered in the exchange offer on terms that are more favorable to the holders of the Outstanding Notes than the terms of the exchange offer.

Although we have no current plans to do so, we may, to the extent permitted by applicable law, purchase from time to time after consummation of the exchange offer some or all of the remaining Outstanding Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers or otherwise. Any such purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of this exchange offer.

Risks Related to the Notes

Our substantial indebtedness could adversely affect our financial condition, limit our ability to raise additional capital to fund our operations and prevent us from fulfilling our obligations under the Notes.

We currently have a substantial amount of indebtedness. As of October 1, 2011, we had had total indebtedness of $392.7 million. Upon the satisfaction of certain conditions including, but not limited to, the agreement of lenders to provide such facilities or commitments, we also have the option to add one or more incremental term loan facilities or increase commitments under our New Revolving Credit Facility by an aggregate amount of up to $75.0 million.

If we do not generate sufficient cash flow from operations to satisfy our debt obligations, we may have to undertake alternative financing plans, such as:

•	refinancing or restructuring our debt;

•	selling assets;

•	reducing or delaying scheduled expansions and capital investments; or

•	seeking to raise additional capital.

We cannot assure you that we would be able to enter into these alternative financing plans on commercially reasonable terms or at all. Moreover, any alternative financing plans that we may be required to undertake would still not guarantee that we would be able to meet our debt obligations. Our inability to generate sufficient cash flow to satisfy our debt obligations, including our obligations under the Notes, or to obtain alternative financing, could materially and adversely affect our business, results of operations, financial condition and business prospects.

Our high level of debt could have important consequences to us and to the holders of the Notes, including:

•	making it more difficult for us to satisfy our obligations with respect to the Notes and our other debt;

•

the occurrence of an event of default if we fail to satisfy our obligations with respect to the Notes or our other indebtedness or fail to comply with the financial and other restrictive covenants contained in the indenture governing the Notes or agreements governing other indebtedness, which event of default could result in acceleration of the indebtedness outstanding under the indenture and in a default with respect to, and an acceleration of, our other indebtedness and could permit our lenders to foreclose on any of our assets securing such debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital expenditures, investments or acquisitions or other general corporate requirements;

•

requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes, thereby reducing the amount of cash flows available for working capital, capital expenditures, investments or acquisitions or other general corporate purposes;

•	increasing our vulnerability to adverse changes in general economic, industry and competitive conditions;

•

exposing us to the risk of increased interest rates as certain of our borrowings, including borrowings under our New Credit Facilities, bear interest at variable rates, which could further adversely impact our cash flows;

•	limiting our flexibility in planning for and reacting to changes in our business and the industry in which we compete;

•	restricting us from making strategic acquisitions or causing us to make non-strategic divestitures;

•	impairing our ability to obtain additional financing in the future;

•

preventing us from raising the funds necessary to repurchase all Notes tendered to us upon the occurrence of certain changes of control, which failure to repurchase would constitute an event of default under the indenture governing the Notes;

•	placing us at a disadvantage compared to other, less leveraged competitors; and

•	increasing our cost of borrowing.

The occurrence of any one of these events could have an adverse effect on our business, financial condition, results of operations and ability to satisfy our obligations in respect of our outstanding debt.

Despite our current indebtedness levels, we may still be able to incur substantially more debt, which could increase the risks associated with the Notes.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future, which may be secured. While the indenture governing the Notes and our New Credit Facilities limit our ability and the ability of our subsidiaries to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and, thus, notwithstanding these restrictions, we may still be able to incur substantially more debt. See “Description of the Exchange Notes” and “Description of Other Indebtedness.” To the extent that we incur additional indebtedness, the risks that we now face related to our substantial indebtedness, including an inability to fulfill our obligations under the Notes, could increase.

We will need to repay or refinance borrowings under our New Credit Facilities prior to maturity of the Notes. Failure to do so could have a material adverse effect upon us.

Our New Term Loan Facility and our New Revolving Credit Facility will mature in June 2017 and June 2016, respectively. As of October 1, 2011, we had $190.0 million of term loan borrowings under the New Term Loan Facility and available borrowings of $58.4 million under the New Revolving Credit Facility.

Consequently, prior to the maturity of the Notes, we will need to repay, refinance, replace or otherwise extend the maturity of our New Credit Facilities. Our ability to repay, refinance, replace or otherwise extend will be dependent on, among other things, business conditions, our financial performance and the general condition of the financial markets. If a financial disruption were to occur at the time that we are required to repay indebtedness outstanding under our New Credit Facilities, we could be forced to undertake alternate financings, negotiate for an extension of the maturity of our New Credit Facilities or sell assets and delay capital expenditures in order to generate proceeds that could be used to repay indebtedness under our New Credit Facilities. We cannot assure you that we will be able to consummate any such transaction on terms that are commercially reasonable, on terms acceptable to us or at all. Our failure to repay, refinance, replace or otherwise extend the maturity of our New Credit Facilities could result in an event of default under the indenture governing the Notes and our New Credit Facilities, which could lead to an acceleration or repayment of substantially all of our outstanding debt.

We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends upon many factors beyond our control.

Our ability to make payments on and to refinance our debt, including the Notes, and to fund planned capital expenditures and working capital increases, will depend upon our ability to generate cash in the future. Since the consummation of the Transactions, our debt service requirements have increased significantly. Our ability to generate cash is subject to economic, financial, competitive, legislative, regulatory and other factors that may be beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations in an amount sufficient to enable us to pay our debt, including the Notes, or to fund our other liquidity needs. Any inability to generate sufficient cash flow could have a material adverse effect on our financial condition or results of operations.

The Notes and the guarantees are unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to the indebtedness of any future non-guarantor subsidiaries.

The Notes and the guarantees are our senior unsecured obligations ranking effectively junior in right of payment to all of our and the guarantors’ existing and future secured indebtedness and that of each guarantor, including indebtedness under our New Credit Facilities, to the extent of the value of the assets securing such indebtedness. Additionally, the indenture governing the Notes in certain circumstances will permit us to incur additional secured indebtedness in the future. The Notes are also structurally subordinated to any indebtedness and other liabilities of any future non-guarantor subsidiaries.

In the event that we or a guarantor declares bankruptcy, becomes insolvent or is liquidated or reorganized, holders of our and the guarantors’ secured indebtedness will be entitled to be paid in full from our assets or the assets of such guarantor, as applicable, securing such indebtedness before any payment may be made with respect to the Notes or the affected guarantee.

Holders of the Notes will participate ratably in our remaining assets with all holders of our senior unsecured indebtedness, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, there may not be sufficient assets to pay amounts due on the Notes. As a result, holders of the Notes would likely receive less, ratably, than holders of our secured indebtedness.

As of October 1, 2011, the Notes and the guarantees were effectively subordinated in right of payment to approximately $190.0 million of senior secured indebtedness under the New Term Loan Facility; no amounts were outstanding under the New Revolving Credit Facility.

The covenants in our New Credit Facilities and the indenture governing the Notes impose restrictions that may limit our operating and financial flexibility and may limit our ability to make payments on the Notes.

Our New Credit Facilities and the indenture governing the Notes contain a number of significant restrictions and covenants that limit our ability, among other things, to:

•	create liens;

•	incur additional debt, guarantee debt and issue preferred stock;

•	pay dividends;

•	make redemptions and repurchases of certain capital stock;

•	make capital expenditures and specified types of investments;

•	prepay, redeem or repurchase subordinated debt;

•	sell certain assets or engage in acquisitions, mergers and consolidations;

•	change the nature of our business;

•	engage in affiliate transactions; and

•	restrict dividends or other payments from restricted subsidiaries.

In the event that a certain minimum amount is borrowed and outstanding under the New Revolving Credit Facility, for so long as any such amount is outstanding, we will be required to comply with a total leverage ratio. Furthermore, our consolidated EBITDA as of the end of any fiscal quarter on a trailing four-quarters basis is not permitted to be less than $50.0 million.

These covenants could materially and adversely affect our ability to finance our future operations or capital needs. Furthermore, they may restrict our ability to expand, pursue our business strategies and otherwise conduct our business. Our ability to comply with these covenants may be affected by circumstances and events beyond our control, such as prevailing economic conditions and changes in regulations, and we cannot assure you that we will be able to comply with such covenants. These restrictions also limit our ability to obtain future financings to withstand a future downturn in our business or the economy in general. In addition, complying with these covenants may also cause us to take actions that are not favorable to holders of the Notes and may make it more difficult for us to successfully execute our business strategy and compete against companies that are not subject to such restrictions. A breach of any covenant in the New Credit Facilities or the agreements and indentures governing any other indebtedness that we may have outstanding from time to time, including the indenture governing the Notes, would result in a default under that agreement or indenture after any applicable grace periods. A default, if not waived, could result in acceleration of the debt outstanding under the agreement and in a default with respect to, and an acceleration of, the debt outstanding under other debt agreements. If that occurs, we may not be able to make all of the required payments or borrow sufficient funds to refinance such debt. Even if new financing were available at that time, it may not be on terms that are acceptable to us or terms as favorable as our current agreements. If our debt is in default for any reason, our business, results of operations and financial condition could be materially and adversely affected. See “Description of Other Indebtedness” and “Description of the Exchange Notes—Defaults.”

In the event of a default, we may have insufficient funds to make any payments due on the Notes.

A default under the indenture governing the Notes could lead to a default under existing and future agreements governing our indebtedness, including the credit agreement governing our New Revolving Credit Facility. If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness or the Notes.

A subsidiary guarantee could be voided if it constitutes a fraudulent conveyance under U.S. bankruptcy or similar state law, which would prevent the holders of the Notes from relying on that subsidiary to satisfy claims.

The guarantors’ guarantees of the Notes may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy lawsuit is commenced by or on behalf of our or the guarantors’ unpaid creditors. Under these laws, if in such a lawsuit a court were to find that, at the time a guarantor incurred debt (including debt represented by the guarantee) or, in some states, when payments become due under the guarantee, such guarantor:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors; or

•

received less than reasonably equivalent value or fair consideration for incurring this debt and the guarantor (i) was insolvent or was rendered insolvent by reason of the related Financing Transactions; (ii) was engaged, or about to engage, in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay these debts as they mature, as all the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes, then the court could void the guarantee or subordinate the amounts owing under the guarantee to the guarantor’s presently existing or future debt or take other actions detrimental to you.

The measure of insolvency for purposes of the foregoing considerations will vary depending on the law of the jurisdiction that is being applied in any such proceeding. Generally, an entity would be considered insolvent if, at the time it incurred the debt or issued the guarantee:

•	it could not pay its debts or contingent liabilities as they become due;

•	the sum of its debts, including contingent liabilities, was greater than its assets, at fair valuation; or

•

the present fair saleable value of its assets was less than the amount required to pay the probable liability on its total existing debts and liabilities, including contingent liabilities, as they become absolute and mature.

If a guarantee is voided as a fraudulent conveyance or found to be unenforceable for any other reason, you will not have a claim against that guarantor and will only be our creditor or that of any guarantor whose obligation was not set aside or found to be unenforceable. In addition, the loss of a guarantee will constitute an event of default under the indenture governing the Notes, which event of default could cause all outstanding Notes to become immediately due and payable.

The indenture governing the Notes contains a provision intended to limit each subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent conveyance. Such provision may not be effective to protect the subsidiary guarantees from being voided as a fraudulent conveyance under applicable law.

We may not be able to make the change of control offer required by the indenture governing the Notes.

We may be unable to purchase the Notes upon a change of control, as defined in the indenture governing the Notes. Upon a change of control, we will be required to offer to purchase all of the Notes then outstanding for cash at 101% of the principal amount on the date of purchase plus accrued and unpaid interest, if any, on the Notes purchased to the date of purchase. If a change of control were to occur, we may not have sufficient funds to pay the change of control purchase price and we may be required to secure third-party financing to do so. However, we may not be able to obtain such financing on commercially reasonable terms, on terms acceptable to us or at all.

A change of control under the indenture governing the Notes may also result in an event of default under our New Credit Facilities which may cause the acceleration of indebtedness outstanding thereunder, in which case, proceeds of collateral pledged to secure borrowings thereunder would be used to repay such borrowings before we repay the Notes. In addition, our future indebtedness may also contain restrictions on our ability to repurchase the Notes upon certain events, including transactions that could constitute a change of control under the indenture governing the Notes. Our failure to repurchase the Notes upon a change of control would constitute an event of default under the indenture governing the Notes and would have a material adverse effect on our financial condition.

We may enter into transactions that would not constitute a change of control that could affect our ability to satisfy our obligations under the Notes.

The provisions of the indenture governing the Notes may allow us to enter into transactions, such as acquisitions, refinancing or recapitalizations, that would not constitute a change of control but may increase our outstanding indebtedness or otherwise affect our ability to satisfy our obligations under the Notes. The definition of change of control for purposes of the Notes includes a phrase relating to the transfer of “all or substantially all” of our assets taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, your ability to require us to repurchase Notes as a result of a transfer of less than all of our assets to another person may be uncertain.

We face risks related to rating agency downgrades.

If the rating agencies who have rated the Notes reduce the rating on the Notes in the future, the market price of the Notes would be adversely affected. In addition, if any of our other outstanding debt is rated and subsequently downgraded, raising capital will become more difficult, borrowing costs under our New Revolving Credit Facility and other future borrowings may increase and the market price of the Notes may decrease.

An active public market may not develop for the Notes, which may hinder your ability to liquidate your investment.

The Notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or to seek approval for quotations through any automated quotation system. The initial purchasers have advised us that they intend to make a market in the Notes, but the initial purchasers are not obligated to do so. The initial purchasers may discontinue any market making in the Notes at any time, in their sole discretion. We therefore cannot assure you that:

•	a liquid market for the Notes will develop;

•	you will be able to sell your Notes; or

•	you will receive any specific price upon any sale of the Notes.

We also cannot assure you as to the level of liquidity of the trading market for the Notes following the issue date of the Notes, if one does develop. Historically, the market for senior notes s has been subject to disruptions that cause substantial volatility in the prices of securities that are similar to the Notes. The market, if any, for the Notes may not be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your Notes. If a public market for the Notes does develop, the Notes could trade at prices that may be higher or lower than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar Notes and our financial performance. If no active trading market develops, you may not be able to resell your Notes at their fair market value or at all.

Our credit ratings may not reflect all risks of your investments in the Notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes.

These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

We may redeem your Notes at our option, which may adversely affect your return.

As described under “Description of the Exchange Notes—Optional Redemption,” we have the right to redeem the Notes in whole or in part. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the Notes.

Risks Related to the LaBarge Acquisition

The anticipated benefits of the LaBarge Acquisition may not be fully realized and may take longer to realize than expected, which may adversely affect our results of operations.

The LaBarge Acquisition involves the integration of LaBarge’s operations with our operations, and there are uncertainties and challenges inherent with the integration of LaBarge’s business into our operations which may cause the anticipated benefits of the acquisition not to be fully realized or taking longer to realize than expected. We will be required to devote significant management attention and resources to integrating LaBarge’s operations into our operations. Delays or unexpected difficulties in the integration process could adversely affect our business, financial results and financial condition. Issues that must be addressed in integrating LaBarge’s operations include, among other things:

•	conforming standards, controls, procedures and policies, business cultures and compensation structures;

•	consolidating corporate and administrative infrastructures;

•	consolidating sales and marketing operations;

•	retaining existing customers and attracting new customers;

•	retaining key employees;

•	identifying and eliminating redundant and underperforming operations and assets;

•	minimizing the diversion of management’s attention from ongoing business concerns;

•	coordinating geographically dispersed organizations; and

•	managing tax costs or inefficiencies associated with integrating LaBarge’s operations into our operations.

Even if we are able to integrate LaBarge’s operations successfully, this integration may not result in the realization of the full benefits of synergies, cost savings and operational efficiencies that we expect or the achievement of these benefits within a reasonable period of time. In addition, we may have not discovered during the due diligence process, and we may not have discovered prior to closing, all known and unknown factors regarding LaBarge that could produce unintended and unexpected consequences for us. Undiscovered factors could result in us incurring financial liabilities, which could be material, and in us not achieving the expected benefits from the LaBarge Acquisition within our desired time frames, if at all.

LaBarge may have liabilities that are not known, probable or estimable at this time.

As a result of the Merger, LaBarge became our wholly-owned subsidiary, and we therefore effectively assumed all of its liabilities, whether or not asserted. There could be unasserted claims or assessments that we failed or were unable to discover or identify in the course of performing due diligence investigations of LaBarge.

In addition, there may be liabilities that are neither probable nor estimable at this time which may become probable and estimable in the future. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business. We may learn additional information about LaBarge that adversely affects us, such as unknown, unasserted or contingent liabilities and issues relating to compliance with applicable laws.

We have incurred and expect to incur significant costs in connection with the Transactions which may adversely affect our operating results and financial condition.

We have incurred significant fees and expenses in connection with the Transactions and may incur a number of other costs associated with integrating LaBarge’s operations into our operations, which cannot be estimated accurately at this time. Additional unanticipated costs may also be incurred as we integrate LaBarge’s operations in our business. Consequently, we may incur material charges in both the quarter in which the Merger was consummated and in subsequent quarters to reflect additional costs associated with the Merger. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of LaBarge into our operations, may offset incremental transaction and transaction-related costs over time, this net benefit may not be achieved in the near term, or at all. There can be no assurance that we will be successful in our integration efforts. In addition, while we expect to benefit from leveraging distribution channels and brand names across both companies, we cannot assure you that we will achieve such benefits. If the benefits of the Merger do not exceed the costs of integrating the business of LaBarge into our business, our financial results may be adversely affected.

Our operating results after the Merger may materially differ from the pro forma information included or incorporated by reference into this prospectus.

Our operating results after the Merger may be materially different from those shown in the pro forma information included or incorporated by reference into this prospectus, which represents only a combination of our historical results with those of LaBarge. The Merger, financing, integration and transaction costs related to the Merger could be higher or lower than currently estimated, depending on how difficult it will be to integrate LaBarge’s business into our business.

Integrating our business with that of LaBarge may divert our management’s attention away from operations.

Successful integration of our and LaBarge’s operations, products and personnel may place a significant burden on our management and other internal resources. The diversion of management’s attention and any difficulties encountered in the transition and integration process could harm our business, financial conditions and operating results.

Failure to retain key employees could diminish the anticipated benefits of the LaBarge Acquisition.

The success of the LaBarge Acquisition will depend in part upon the retention of personnel critical to the LaBarge business due to, for example, their technical skills or management expertise. Employees may experience uncertainty about their future roles until clear strategies are announced or executed. Ducommun and LaBarge, while similar, do not have the same corporate cultures, and some LaBarge employees may not want to work for us. In addition, competitors may recruit employees of LaBarge during the integration stage. If we are unable to retain LaBarge personnel that are critical to the successful integration and future operation of our company, we could face disruptions in operations; loss of existing LaBarge customers, key information and expertise or know-how; and unanticipated additional recruiting and training costs. In addition, the loss of key personnel could diminish the benefits of the LaBarge Acquisition actually achieved by us.

Legal proceedings in connection with the Merger may result in significant monetary costs or may otherwise negatively impact our business and operations

We and certain of LaBarge’s former directors, for whom we have indemnification obligations, are parties to several lawsuits filed by third parties seeking damages and equitable relief, and costs and expenses of the litigation, including attorneys’ fees, in connection with the Merger Agreement. See “Business—Legal Proceedings.” Any conclusion of such litigation in a manner adverse to us could have a material adverse effect on our business, financial condition and results of operations. In addition, the cost of defending this litigation, even if resolved favorably, could be substantial. Such litigation could also substantially divert the attention of management and resources in general. Furthermore, uncertainties resulting from the initiation and continuation of any litigation could harm our ability to compete in the marketplace.

Uncertainty regarding the effects of the Merger on our business may cause customers and suppliers to delay or defer decisions concerning us and adversely affect our business, financial condition and operating results.

Uncertainty regarding the effects of the Merger on us may cause customers and suppliers to delay or defer decisions concerning us, which could negatively affect our business. Customers and suppliers may also seek to change existing agreements with us as a result of the Merger. Any delay or deferral of those decisions or changes in existing agreements could have a material adverse effect on our business. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the integration of LaBarge into our business could have a material adverse effect on our business.

Risks Related to Our Business

Aerospace markets are cyclical.

The aerospace markets in which we sell our products are cyclical and have experienced periodic declines. Our sales are, therefore, unpredictable and tend to fluctuate based on a number of factors, including economic conditions and developments affecting the aerospace industry and the customers served.

We depend heavily upon a concentrated base of customers which are subject to unique risks, and a significant reduction in sales to any of our major customers, or the loss of a major customer, could have a material impact on our financial results.

On a pro forma basis, 2010 sales to Boeing, Raytheon, Owens-Illinois and United Technologies were 15%, 10%, 6% and 6% , respectively, of our combined sales. Any significant change in production rates by these customers would have a material effect on our results of operations and cash flows. There is no guarantee that significant customers will continue to buy products from us at recent levels, that we will retain any or all of our existing customers or that we will be able to form new relationships with customers upon the loss of one or more of our existing customers. This risk may be further complicated by pricing pressures, intense competition prevalent in our industry and other factors. The loss of a significant customer could have a material adverse effect on us.

In addition, we generally make sales under purchase orders and short term contracts that are subject to cancellation, modification or rescheduling. Changes in the economic environment and the financial condition of the industries we serve could result in customer requests for rescheduling or cancellation of contractual orders. Some of our contracts have specific provisions relating to schedule and performance, and failure to deliver in accordance with such provisions could result in cancellations, modifications, rescheduling and/or penalties, in some cases at the customers’ convenience and without prior notice. While we have normally recovered our direct and indirect costs, if we experience such cancellations, modifications, or rescheduling that cannot be replaced in a timely fashion, this could have a material adverse effect on our financial results.

A significant portion of our business depends upon government spending.

We derive a significant portion of our business from contracts related to orders for or associated with the U.S. Government. On a pro forma basis, 2010 sales related to orders for or associated with the U.S. Government were 50%. Accordingly, the success of our business depends upon government spending, which, among other factors, depends upon:

•

changes in fiscal policies or decreases in available government funding, including budgetary constraints affecting federal government spending generally, or specific departments or agencies in particular;

•	the adoption of new laws or regulations or changes to existing laws or regulations;

•	changes in political or social attitudes with respect to security and defense issues;

•	changes in federal government programs or requirements, including the increased use of small business providers;

•	increases in the federal government initiatives related to in-sourcing;

•	changes in or delays related to government restrictions on the export of defense articles and services, as a result of greater volatility in foreign economic and political environments or otherwise;

•	federal government shutdowns (such as that which occurred during the federal government’s 1996 fiscal year) and other potential delays or changes in the government appropriations process;

•	general economic conditions; and

•	delays in the payment of our invoices by government payment offices.

These and other factors could cause governments and government agencies, or prime contractors that use us as a subcontractor, to reduce their purchases under existing contracts, to exercise their rights to terminate contracts at-will or to abstain from exercising options to renew contracts, any of which could have an adverse effect on our business, financial condition and results of operations.

Further, certain U.S. Government programs in which we participate may extend for several years; however, these programs are typically funded annually. Changes in the government’s strategy and priorities may affect our existing programs and future opportunities. Our government contracts and related orders with the U.S. Government are subject to cancellation, or delay, if appropriations for subsequent performance periods are not made. In addition, we anticipate that the U.S. Department of Defense budget will be under pressure as the current administration is faced with competing national priorities. The termination of funding for existing or new U.S. Government programs could have a material adverse effect on our financial results.

We are subject to extensive regulation and audit by the Defense Contract Audit Agency.

The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the U.S. Government are subject to extensive regulation and audit by the Defense Contract Audit Agency, an arm of the Department of Defense. Such audits and reviews could result in adjustments to our contract costs and profitability. We have recorded contract net sales based upon costs expected to be realized upon final audit. However, we do not know the outcome of any future audits and adjustments may be required to reduce net sales or profits upon completion and final negotiation of audits. If any audit or review were to uncover inaccurate costs or improper activities, we could be subject to penalties and sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from conducting future business with the U.S. Government. Any such outcome could have a material adverse effect on our financial results.

Federal government contracts contain provisions giving government customers a variety of rights that are unfavorable to us and the OEMs to whom we provide products and services, including the ability to terminate a contract at any time for convenience.

As noted above, we derive a significant portion of our net sales from subcontracts under federal government prime contracts. A portion of our net sales is also derived from direct contracts with the federal government. Federal government contracts contain provisions and are subject to laws and regulations that give the government rights and remedies not typically found in commercial contracts. These provisions may allow the government to:

•	terminate existing contracts for convenience, as well as for default;

•	reduce orders under or otherwise modify contracts or subcontracts;

•	cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

•	decline to exercise an option to renew a multi-year contract;

•	suspend or debar us from doing business with the federal government or with a governmental agency;

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prohibit future procurement awards with a particular agency as a result of a finding of an organizational conflict of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors;

•	subject the award of contracts to protest by competitors, which may require the contracting agency or department to suspend our performance pending the outcome of the protest;

•	claim rights in products and systems produced by us; and

•	control or prohibit the export of the products and related services we offer.

If the U.S. Government terminates a contract for convenience, the counterparty with whom we have contracted on a subcontract may terminate its contract with us. As a result of any such termination, whether on a direct government contract or subcontract, we may recover only our incurred or committed costs, settlement expenses and profit on work completed prior to the termination. If the U.S. Government terminates a direct contract with us for default, we may not even recover those amounts and instead may be liable for excess costs incurred by the U.S. Government in procuring undelivered items and services from another source. Contracts with foreign governments generally contain similar provisions relating to termination at the convenience of the customer.

In addition, the U.S. Government is typically required to open all programs to competitive bidding and, therefore, may not automatically renew any of its prime contracts. If one or more of our government prime or subcontracts is terminated or cancelled, our failure to replace sales generated from such contracts would result in lower sales and have an adverse effect on our earnings, which would adversely affect our business, results of operations and financial condition.

Some of our contracts with the U.S. Government are classified which may limit investor insight into portions of our business.

We derive a portion of our net sales from programs with the U.S. Government that are subject to security restrictions (classified programs), which preclude the dissemination of information that is classified for national security purposes. We are limited in our ability to provide details about these classified programs, their risks or any disputes or claims relating to such programs. As a result, you might have less insight into our classified programs than our other businesses and therefore less ability to fully evaluate the risks related to our classified business.

We face risks associated with competitive pricing pressures, which could cause price reductions, reduced profitability and loss of market share.

The aerospace and EMS industries are highly competitive and competitive pressures may adversely affect us. In both of these industries we compete worldwide with a number of domestic and international companies that have substantially greater manufacturing, purchasing, marketing and financial resources than us. In the EMS industry, many of our customers have the in-house capability to fulfill their manufacturing requirements. Our larger competitors may be able to vie more effectively for very large-scale contracts. Our larger competitors also may be able to provide clients with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past performance on large-scale contracts, geographic presence, price and availability of key professional personnel. Our competitors may have established relationships among themselves or with third parties, including through mergers and acquisitions, that could increase their ability to address customer needs. They may establish new relationships and new competitors or competitive alliances may emerge. If we are unable to successfully compete for new business, our net sales growth and operating margins may decline.

In addition, we are exposed to the introduction of lower priced competitive capabilities, significant price reductions by competitors or significant pricing pressures from customers. We are experiencing competitive pricing pressures. These pressures have had, and are expected to continue to have, an adverse effect on our financial condition and operating results. Further, there can be no assurance that competition from existing or potential competitors in other segments of our business will not have a material adverse effect on our financial results. If we do not continue to compete effectively and win contracts, our future business, financial condition, results of operations and our ability to meet our financial obligations may be materially compromised.

We use estimates when bidding on contracts and may not have the ability to control, and may not accurately estimate, costs associated with performing under fixed-price contracts. We therefore face risks of cost overruns and losses on fixed-price contracts. In addition, when determining the cost of sales to be recognized under certain long-term contracts, we are required to estimate total costs to complete the contract.

We sell many of our products under firm, fixed-price contracts providing for a fixed price for the products regardless of the production costs incurred by us. In many cases, we make multi-year firm, fixed-price commitments to our customers, without assurance that our anticipated production costs will be achieved. Contract bidding and accounting require judgment relative to assessing risks, estimating contract net sales and costs and making assumptions for scheduling and technical issues. For example, assumptions have to be made regarding the length of time to complete the contract, because costs include expected increases in prices for materials and wages, which can be particularly difficult to estimate for contracts with new customers. Similarly, assumptions have to be made regarding the future impact of our efficiency initiatives and cost reduction efforts. In order to realize a profit on these contracts, we must, when we bid these contracts, accurately estimate our costs to complete the contracts. Our failure to accurately estimate these costs can result in cost overruns, which result in reduced or lost profits. Because of the significance of the judgments and estimates involved, it is possible that materially different amounts could be obtained if different assumptions were used or if the underlying circumstances were to change. For example, if we experience manufacturing inefficiencies, start-up costs or increases in the cost of labor, materials, outside processing, overhead and other factors, our production costs may be adversely affected. Therefore, any changes in our underlying assumptions, circumstances or estimates could have a material adverse effect on our financial results.

In addition, we also face the risk of increased costs due to a rise in the prices of raw materials and components used in the manufacture of our products, including aluminum, titanium, steel and carbon fibers. Although these materials are generally available from a number of vendors and are generally in adequate supply, we have, from time to time, experienced increases in lead times for, and deterioration in availability of, aluminum, titanium and certain other materials. Moreover, certain components, supplies and raw materials for our operations are purchased from single sources. In such instances, we strive to develop alternative sources and design modifications to minimize the potential for business interruptions.

Risks associated with operating and conducting our business outside the United States could adversely impact us.

We have facilities in Thailand and Mexico and derive a portion of our net sales from direct foreign sales. Further, our customers may derive portions of their sales to non-U.S. customers. As a result, we are subject to the risks of conducting and operating our business internationally, including:

•	political instability;

•	local economic conditions;

•	economic and geopolitical developments and conditions;

•	foreign currency fluctuations;

•	foreign government regulatory requirements;

•	domestic and international government policies, including requirements to expend a portion of program funds locally and governmental industrial cooperation requirements;

•	delays in placing orders;

•	the uncertainty of the ability of non-U.S. customers to finance purchases;

•	uncertainties and restrictions concerning the availability of funding credit or guarantees;

•

compliance with a variety of international laws, as well as U.S. laws affecting the activities of U.S. companies conducting business abroad, including, but not limited to, the Foreign Corrupt Practices Act;

•	imposition of taxes, export controls, tariffs, embargoes and other trade restrictions; and

•	the potentially limited availability of skilled labor in proximity to our facilities.

While the impact of these factors is difficult to predict, any one or more of these factors could have a material adverse effect on our financial results.

Our products and processes are subject to risks from changes in technology.

Our products and processes are subject to risks of obsolescence as a result of changes in technology. The future success of our business will depend in large part upon our and our customers’ ability to maintain and enhance technological capabilities, develop and market manufacturing services that meet changing customer needs and successfully anticipate or respond to technological advances in manufacturing processes on a cost-effective and timely basis. To address this risk, we invest in product design and development, and undertake capital expenditures. There can be no guarantee that our product design and development efforts will be successful, or that funds required to be invested in product design and development or incurred as capital expenditures will not increase materially in the future.

Many of our contracts require innovative design capabilities, are technologically complex, require state-of-the-art manufacturing expertise, or are dependent upon factors beyond our control.

We manufacture and assist in the design of technologically advanced and innovative products that are applied by our customers in a variety of environments. Problems and delays in development or delivery of our products and services, which could prevent us from meeting our contractual requirements, include changes in our customers’ required designs, acceptance of the customers’ designs in the marketplace, technology, licensing and patent rights, labor, learning curve assumptions, materials and components, as well as the timing of purchase orders placed or required delivery dates, variation in demand for customers’ products, federal government funding, regulatory changes affecting customers’ industries, customer efforts to manage their inventory, changes in customers’ manufacturing strategies and customers’ technical problems or issues. Any such problems or delays could have a material adverse effect on our financial results.

We face risks associated with acquisitions and dispositions of businesses.

A key element of our long-term strategy has been growth through acquisitions. We are continuously reviewing and actively pursuing acquisitions outside of our current markets. Acquisitions, including the LaBarge Acquisition, may require us to incur additional indebtedness, resulting in increased leverage. Any significant acquisition, including the LaBarge Acquisition, may result in a material weakening of our financial position and a material increase in our cost of borrowings. Acquisitions also may require us to issue additional equity, resulting in dilution to existing stockholders. This additional financing for acquisitions and capital expenditures may not be available on terms acceptable or favorable to us. Acquired businesses, including LaBarge, may not achieve anticipated results, which could have a material adverse effect on our financial condition, results of operations and cash flows. We also periodically review our existing businesses to determine if they are consistent with our strategy. We have sold, and may sell in the future, business units and product lines, which may result in either a gain or loss upon disposition.

Our acquisition strategy exposes us to risks. We may not be able to consummate acquisitions on satisfactory terms or, if any acquisitions are consummated, to satisfactorily integrate these acquired businesses. Our ability to grow by acquisition is dependent on, among other factors, the availability of suitable acquisition candidates. Growth by acquisition involves risks that could have a material adverse effect on our business, financial condition and operating results, including difficulties in integrating the operations and personnel of acquired companies, the potential amortization of acquired intangible assets, potential impairment of goodwill and the potential loss of key customers or employees of acquired companies. For specific risks relating to the LaBarge Acquisition, see “Risk Factors—Risks Related to the LaBarge Acquisition.”

Goodwill and/or other intangible assets could be impaired in the future, resulting in substantial losses and write-downs.

In assessing the recoverability of goodwill, management is required to make certain critical estimates and assumptions. These estimates and assumptions included improvements in manufacturing efficiency, reductions in operating costs and obtain increases in sales and backlog. Due to many variables inherent in the estimation of a business’s fair value and the relative size of our recorded goodwill, differences in estimates and assumptions may have a material effect on the results of our impairment analysis. If any of these or other estimates and assumptions are not realized in the future, or if market multiples decline, we may be required to record an additional impairment charge for goodwill. Our goodwill as of October 1, 2011 was $216.3 million or 25% of total assets.

Significant consolidation in the aerospace and defense industry could adversely affect our business and financial results.

The aerospace and defense industry is experiencing significant consolidation, including our customers, competitors and suppliers. Consolidation among our customers may result in delays in the award of new contracts and losses of existing business. Consolidation among our competitors may result in larger competitors with greater resources and market share, which could adversely affect our ability to compete successfully. Consolidation among our suppliers may result in fewer sources of supply and increased cost to us.

Our failure to meet the quality or delivery expectations of customers could adversely affect our business and financial results.

Our ability to deliver our products and services on schedule is dependent upon a variety of factors, including execution of internal performance plans, availability of raw materials, internal and supplier produced parts and structures, conversion of raw materials into parts and assemblies and performance of suppliers and others. Our customers expect on-time delivery and quality with respect to our products. In some cases, we do not presently satisfy these customer expectations, particularly with respect to on-time delivery. If we fail to meet the quality or delivery expectations of our customers, this failure could lead to the loss of one or more significant customers.

We rely on numerous third-party suppliers for components used in our production process. Certain of these components are available only from single sources or a limited number of suppliers, or similarly, customers’ specifications may require us to obtain components from a single source or certain suppliers. These and other factors, including the loss of a critical supplier, could cause disruptions or cost inefficiencies in our operations compared to our competitors that have greater direct purchasing power, which could have a material adverse effect on our financial results.

In addition, from time to time, we have experienced shortages of some of the components that we use in production. These shortages can result from strong demand for those components or from problems experienced by suppliers and can result in delays in production, which may prevent us from making scheduled shipments to customers. Our inability to make scheduled shipments could cause us to experience a reduction in sales and an increase in inventory levels and costs, and could adversely affect relationships with existing and prospective customers. Component shortages may also increase our cost of goods sold because we may be required to pay higher prices for components in short supply and redesign or reconfigure products to accommodate substitute components. As a result, component shortages could have a material adverse effect on our financial results.

Internal system or service failures could disrupt our business and impair our ability to effectively provide the products and related services we offer to our customers, which could damage our reputation and adversely affect our business, results of operations and financial condition.

Any system or service disruptions, including those caused by projects to improve our information technology systems, if not anticipated and appropriately mitigated, would have a material adverse effect on our business. We could also be subject to systems failures, including network, software or hardware failures, whether caused by us, third-party service providers, intruders or hackers, computer viruses, natural disasters, power shortages or terrorist attacks. Any such failures could cause loss of data and interruptions or delays in our business, cause us to incur remediation costs, subject us to claims and damage our reputation. In addition, the failure or disruption of our communications or utilities could cause us to interrupt or suspend our operations or otherwise adversely affect our business. Our property and business interruption insurance may be inadequate to compensate us for all losses that may occur as a result of any system or operational failure or disruption which would adversely affect our business, results of operations and financial condition.

Our operating results may fluctuate significantly and fall below expectations, as well as make future results difficult to predict.

We depend on contract awards from our customers, the size and timing of which vary from period to period. Accordingly, our results of operations have varied historically and may continue to fluctuate significantly from period to period, including on a quarterly basis. Consequently, results of operations in any period should not be considered indicative of the operating results that may be experienced in any future period. Factors that may adversely impact our quarterly and annual results include, but are not limited to, the following:

•	general economic conditions;

•	changes in sales mix and volume to customers;

•	changes in delivery schedules of our customers and their customers;

•	changes in availability and cost of components used by us in our products and services;

•	volume of customer orders relative to our production capacity;

•	market demand and acceptance of our customers’ products;

•	price erosion within the EMS marketplace;

•	a downturn in the aerospace and defense markets;

•	the announcement or introduction of new or enhanced services by our competitors; and

•	capital equipment requirements needed to remain technologically competitive.

We may not have the ability to renew facilities leases on terms favorable to us and relocation of operations presents risks due to business interruption.

Certain of our manufacturing facilities and offices are leased and have lease terms that expire between 2012 and 2020. The majority of these leases provide us with the opportunity to renew the leases at our option and, if renewed, provide that rent will be equal to the fair market rental rate at the time of renewal, which could be significantly higher than our current rental rates. We may be unable to offset these cost increases by charging more for our products and services. Furthermore, continued economic conditions may continue to negatively impact and create greater pressure in the commercial real estate market, causing higher incidences of landlord default and/or lender foreclosure of properties, including properties occupied by us. While we maintain certain non-disturbance rights in most cases, it is not certain that such rights will in all cases be upheld and our continued right of occupancy in such instances is potentially jeopardized. An occurrence of any of these events could have a material adverse effect on our financial results.

Additionally, if we choose to move any of our operations, those operations will be subject to additional relocation costs and associated risks of business interruption.

Our operations are subject to numerous laws, regulations and restrictions, and failure to comply with these laws, regulations and restrictions could subject us to liability for penalties, including termination of our U.S. Government contracts and subcontracts, disqualification from bidding on future U.S. Government contracts and subcontracts, suspension or debarment from U.S. Government contracting and various other fines and penalties.

Our contracts and operations are subject to various laws and regulations. Prime contracts with various agencies of the U.S. Government, and subcontracts with other prime contractors, are subject to numerous laws and regulations which affect how we do business with our customers and may impose added costs on our business. These laws and regulations include:

•	the Federal Acquisition Regulation and supplements, which regulate the formation, administration and performance of U.S. Government contracts;

•	the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations;

•

the Civil False Claims Act, which provides for substantial civil penalties for violations, including for submission, or causing the submission of, a false or fraudulent claim to the U.S. Government for payment or approval;

•	the U.S. Government Cost Accounting Standards, which impose accounting requirements that govern our right to reimbursement under certain cost-based U.S. Government contracts and subcontracts;

•

the Procurement Integrity Act, which requires evaluation of ethical conflicts surrounding procurement activity and establishing certain employment restrictions for individuals who participate in the procurement process; and

•	the International Traffic in Arms Regulations, promulgated under the Arms Export Control Act, which authorizes the President to control the export and import of defense articles and defense services.

Noncompliance found by any one agency could result in fines, penalties, debarment or suspension from receiving additional contracts with all U.S. Government agencies. Given our dependence on U.S. Government business, suspension or debarment could have a material adverse effect on our financial results.

In addition, the U.S. Government may revise its procurement practices or adopt new contract rules and regulations, at any time. The U.S. Government may also face restrictions or pressure regarding the type and amount of services it may obtain from private contractors. Congressional legislation and initiatives dealing with mitigation of potential conflicts of interest, procurement reform and shifts in the buying practices of U.S. Government agencies resulting from those proposals, such as increased usage of fixed-price contracts which transfer some risks from the U.S. Government to the performing contractors, could have adverse effects on government contractors, including us. Any of these changes could impair our ability to obtain new contracts or subcontracts or renew contracts or subcontracts under which we currently perform when those contracts are put up for recompetition. Any new contracting methods could be costly or administratively difficult for us to implement and could adversely affect our future net sales.

In addition, our international operations subject us to numerous U.S. and foreign laws and regulations, including, without limitation, regulations relating to import-export control, technology transfer restrictions, repatriation of earnings, exchange controls, the Foreign Corrupt Practices Act and the anti-boycott provisions of the U.S. Export Administration Act. Changes in regulations or political environments may affect our ability to conduct business in foreign markets including investment, procurement and repatriation of earnings. Failure by us or our sales representatives or consultants to comply with these laws and regulations could result in certain liabilities and could possibly result in suspension or debarment from government contracts or suspension of our export privileges, which could have a material adverse effect on our financial results.

The occurrence of litigation in which we could be named as a defendant is unpredictable.

From time to time, we and our subsidiaries, including LaBarge, are involved in various legal and other proceedings that are incidental to the conduct of our business. See “Business—Legal Proceedings.” For example, LaBarge received a Wells notice from the staff of the SEC alleging violations of securities laws in connection with certain of LaBarge’s financial reporting processes during primarily 2006 and 2007. While we believe no current proceedings, if adversely determined, could have a material adverse effect on our financial results, no assurances can be given. Any such claims may divert financial and management resources that would otherwise be used to benefit our operations and could have a material adverse effect on our financial results.

Environmental liabilities could adversely affect our financial results.

We are subject to various environmental laws and regulations, including those relating to the use, storage, transport, discharge and disposal of hazardous chemicals used during our manufacturing process. We do not carry insurance for these potential environmental liabilities. Any failure by us to comply with present or future regulations could subject us to future liabilities or the suspension of production, which could have a material adverse effect on our financial results. Moreover, some environmental laws relating to contaminated sites can impose joint and several liability retroactively regardless of fault or the legality of the activities giving rise to the contamination.

The DAS chemical milling business uses various acid and alkaline solutions in the chemical milling process, resulting in potential environmental hazards. Despite existing waste recovery systems and continuing capital expenditures for waste reduction and management, at least for the immediate future, this business will remain dependent upon the availability and cost of remote hazardous waste disposal sites or other alternative methods of disposal.

Our DAS subsidiary has been directed by government environmental agencies to investigate and take corrective action for groundwater contamination at two of its facilities. DAS is also a potentially responsible party at certain sites at which it previously disposed of hazardous wastes. There can be no assurance that future developments, lawsuits and administrative actions and liabilities relating to environmental matters will not have a material adverse effect on our results of operations or cash flows.

In addition, certain of our customers must be in compliance with the European standard, Restriction of Hazardous Substances in Electrical and Electronic Equipment (RoHS Directive 2002-95-EC), for all products shipped to the European marketplace. The purpose of the directive is to restrict the use of hazardous substances in electrical and electronic equipment and to contribute to the environmentally sound recovery and disposal of electrical and electronic equipment waste. In addition, electronic component manufacturers must produce electronic components that are lead-free. Our Pittsburgh operation has implemented lead-free wave solder and reflow systems. We rely on numerous third-party suppliers for components used in our production process and there can be no assurances these suppliers will comply with this standard. Noncompliance could have a material adverse effect on our financial results.

Product liability claims in excess of insurance could adversely affect our financial results and financial condition.

We face potential liability for personal injury or death as a result of the failure of products designed or manufactured by us. Although we currently maintain aircraft product liability insurance, any material product liability not covered by insurance could have a material adverse effect on our financial condition, results of operations and cash flows.

Damage or destruction of our facilities caused by storms, earthquake or other causes could adversely affect our financial results and financial condition.

We have operations located in regions of the U.S. that may be exposed to damaging storms, earthquakes and other natural disasters. Although we maintain standard property casualty insurance covering our properties and may be able to recover costs associated with certain natural disasters through insurance, we do not carry any earthquake insurance because of the cost of such insurance. Many of our properties are located in Southern California, an area subject to earthquake activity. Our California facilities generated $231.7 million in net sales during fiscal year 2010. Even if covered by insurance, any significant damage or destruction of our facilities due to storms, earthquakes or other natural disasters could result in the inability to meet customer delivery schedules and may result in the loss of customers and significant additional costs to us. Thus, any significant damage or destruction of our properties could have a material adverse effect on our business, financial condition or results of operations.

We are dependent upon our ability to attract and retain key personnel.

Our success depends in part upon our ability to attract and retain key engineering, technical and managerial personnel (both at the executive and at the plant) level. We face competition for management, engineering and technical personnel from other companies and organizations. Therefore, we may not be able to retain our existing management and other key personnel, or be able to fill new management, engineering and technical positions created as a result of expansion or turnover of existing personnel. The continued growth and expansion of our contract manufacturing business will require us to identify, hire, train and retain additional skilled and experienced personnel. Also, critical to ongoing operations at one of our facilities is the successful negotiation of collective bargaining agreements and the avoidance of organized work stoppages. The loss of members of our senior management group, or key engineering and technical personnel, the failure to meet recruitment and retention objectives or the inability to efficiently and successfully negotiate collective bargaining agreements could negatively impact our ability to grow and remain competitive in the future and could have a material adverse effect on our financial results.

Labor disruptions by our employees could adversely affect our business.

We employ approximately 3,352 people. Our DAS business is a party to a collective bargaining agreement, expiring July 1, 2012, with labor unions at its Monrovia, California facility covering approximately 250 full-time hourly employees at October 1, 2011. Our Ducommun LaBarge Technologies, Inc. business is also party to collective bargaining agreements, expiring January 11, 2016, at the two Joplin, Missouri facilities we acquired in the LaBarge Acquisition, covering approximately 250 employees. Although we have not experienced any material labor-related work stoppage and consider our relations with our employees to be good, labor stoppages may occur in the future. If the unionized workers were to engage in a strike or other work stoppage, we are unable to negotiate acceptable collective bargaining agreements with the unions or if other employees were to become unionized, we could experience a significant disruption of our operations, higher ongoing labor costs and possible loss of customer contracts, which could have an adverse effect on our business and results of operations.

Enacted and proposed changes in securities laws and regulations have increased our costs and may continue to increase our costs in the future.

In recent years, there have been several changes in laws, rules, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, the Sarbanes-Oxley Act of 2002 and various other new regulations promulgated by the SEC and rules promulgated by the national securities exchanges.

The Dodd-Frank Act, enacted in July 2010, expands federal regulation of corporate governance matters and imposes requirements on publicly-held companies, including us, to, among other things, provide stockholders with a periodic advisory vote on executive compensation and also adds compensation committee reforms and enhanced pay-for-performance disclosures. While some provisions of the Dodd-Frank Act are effective upon enactment, others will be implemented upon the SEC’s adoption of related rules and regulations. The scope and timing of the adoption of such rules and regulations is uncertain and accordingly, the cost of compliance with the Dodd-Frank Act is also uncertain.

Our efforts to comply with the Dodd-Frank Act and other evolving laws, regulations and standards are likely to result in increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities. Further, compliance with new and existing laws, rules, regulations and standards may make it more difficult and expensive for us to maintain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.

THE TRANSACTIONS

The LaBarge Acquisition

On April 3, 2011, Ducommun and Merger Sub entered into a Merger Agreement with LaBarge. Pursuant to the Merger Agreement, we agreed, subject to certain terms and conditions set forth in such agreement, to acquire LaBarge. On June 28, 2011, we completed the LaBarge Acquisition for a total purchase price of approximately $338.1 million, comprised of approximately $310.3 million paid for the equity of LaBarge and of $27.8 million of outstanding LaBarge debt.

At the effective time of the Merger, each outstanding share of LaBarge common stock, including each outstanding share of restricted stock and any associated preferred stock purchase rights granted pursuant to the Rights Agreement, dated November 8, 2001 between LaBarge and Registrar and Transfer Company (as successor rights agent to UMB Bank, N.A.), as amended, other than shares held by LaBarge or its subsidiaries, owned by Ducommun or its subsidiaries or owned by stockholders who had not consented to the Merger and who properly demanded appraisal for their shares under Delaware law, were cancelled and converted into the right to receive $19.25 in cash, without interest. At the effective time, each outstanding option was cancelled and converted into the right to receive cash, without interest and less applicable withholding taxes, in an amount equal to the product of the excess, if any, of $19.25 over the exercise price per share of LaBarge common stock for such option multiplied by the total number of shares of LaBarge common stock subject to such option immediately prior to the effective time.

At the closing of the LaBarge Acquisition, Merger Sub merged with and into LaBarge with LaBarge continuing as the surviving corporation and a wholly-owned subsidiary of Ducommun. In connection with the Merger, LaBarge was renamed Ducommun LaBarge Technologies, Inc.

Financing Transactions

In connection with the LaBarge Acquisition, we entered into the following Financing Transactions:

•	the borrowing of $190.0 million under a New Term Loan Facility;

•	a New Revolving Credit Facility in an aggregate principal amount of up to $60.0 million; and

•	the issuance of the Outstanding Notes in the principal amount of $200.0 million.

Upon the satisfaction of certain conditions, if we obtain the necessary commitments, we also have the option to add one or more incremental term loan facilities or increase commitments under our New Revolving Credit Facility by an aggregate amount of up to $75.0 million. See “Description of Other Indebtedness.”

We used the borrowings under the New Term Loan Facility and proceeds from the issuance of the Outstanding Notes to finance the LaBarge Acquisition, repay the Ducommun Prior Credit Facility, repay the LaBarge Credit Facility and fees and expenses related to the Transactions.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes, we will receive Outstanding Notes in like original principal amount. All Outstanding Notes received in the exchange offer will be retired and cancelled and cannot be reissued. The Exchange Notes are being exchanged for the Outstanding Notes on a dollar-for-dollar basis and have substantially identical terms as the Outstanding Notes, so the issuance of the Exchange Notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the registration rights agreement executed in connection with the sale of the Outstanding Notes.

The proceeds from the issuance of the Outstanding Notes, together with borrowings under the New Credit Facilities, were used to finance the cost of the LaBarge Acquisition, repay the LaBarge Credit Facility, repay the Prior Ducommun Credit Facility and add new cash to our balance sheet.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth our selected historical consolidated financial data as of the dates and for each of the periods indicated. The selected historical consolidated financial data for the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 and as of December 31, 2010 and December 31, 2009 is derived from our audited consolidated financial statements, which are incorporated by reference into this prospectus. The selected historical consolidated financial data for the fiscal years ended December 31, 2007 and December 31, 2006 and as of December 31, 2008, December 31, 2007 and December 31, 2006 is derived from our audited historical consolidated financial statements, which are not included or incorporated by reference into this prospectus. The selected historical consolidated financial data for the nine months ended and as of October 1, 2011 and October 2, 2010 is derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus. In our opinion, such unaudited condensed consolidated financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of our financial position and results of operations for such periods.

The financial information indicated may not be indicative of future performance. You should read the selected historical consolidated financial data below together with the historical consolidated financial statements of Ducommun and LaBarge and related notes filed with the SEC and incorporated herein by reference and the pro forma financial information included herein and incorporated herein by reference. See the section entitled “Where You Can Find More Information.”

	As of and for the Fiscal Year Ended December 31,					As of and for the Nine Months Ended (unaudited)
	2010	2009	2008(b)	2007	2006(c)	October 1, 2011	October 2, 2010
	(In thousands)
Statement of Income:
Product sales	$367,563	$372,371	$344,617	$310,961	$269,520	$370,763	$274,155
Service revenues	40,843	58,377	59,186	56,336	49,501	21,913	32,481

Net sales	408,406	430,748	403,803	367,297	319,021	392,676	306,636
Costs of product sales	296,104	305,705	273,974	246,403	215,453	301,941	219,708
Cost of service revenues	32,156	46,210	47,926	45,053	41,012	17,134	25,330
SG&A expenses	53,678	49,615	50,548	46,191	41,867	62,303	39,484
Goodwill impairment(a)	—	12,936	13,064	—	—	—	—

Total operating costs and expenses	381,938	414,466	385,512	337,647	298,332	381,378	284,522
Operating income	26,468	16,282	18,291	29,650	20,689	11,298	22,114
Interest expense	(1,805)	(2,522)	(1,242)	(2,395)	(2,601)	(10,047)	(1,692)

Income before taxes	24,663	13,760	17,049	27,255	18,088	1,251	20,422
Income tax expense	(4,855)	(3,577)	(3,937)	(7,634)	(3,791)	(340)	(4,773)

Net income	$19,808	$10,183	$13,112	$19,621	$14,297	$911	$15,649

Balance Sheet Data:
Cash and cash equivalents	$10,268	$18,629	$3,508	$31,571	$378	$19,376	$1,787
Working capital	90,106	85,825	69,672	77,703	55,355	216,075	102,485
Total assets	345,452	353,909	366,186	332,476	297,033	860,829	350,431
Total debt	3,280	28,252	30,719	25,751	30,436	392,734	21,296
Shareholders’ equity	254,185	233,886	224,446	214,051	187,025	256,991	249,715

(a)	Reflects goodwill impairment from annual impairment testing required by ASC 350.
(b)	In December 2008, we acquired DynaBil, which is now a part of DAS. This transaction was accounted for as a purchase business combination.
(c)	In January, May and September 2006 we acquired, respectively, Miltec Corporation, WiseWave Technologies, Inc. and CMP Display Systems, Inc., which are now part of DTI. These transactions were accounted for as purchase business combinations.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

The following unaudited pro forma condensed combined statement of operations for the nine months ended October 1, 2011 has been prepared by our management by applying pro forma adjustments to the historical unaudited consolidated statements of operations of Ducommun, incorporated by reference into this prospectus, and LaBarge’s unaudited results of operations for the period from January 1, 2011 to June 27, 2011, the day prior to the LaBarge Acquisition, not incorporated by reference into this prospectus. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined statement of operations. Our unaudited pro forma condensed combined statement of operations gives effect to the following:

•	the LaBarge Acquisition;

•	the offering of the Outstanding Notes;

•	the entry into the New Credit Facilities;

•	the repayment of the Prior Ducommun Credit Facility; and

•	the repayment of the LaBarge Credit Facility.

The unaudited pro forma condensed combined statement of operations for the nine months ended October 1, 2011 is presented as if the Transactions had occurred on January 1, 2010, the first day of Ducommun’s 2010 fiscal year.

The Merger has been accounted for under the acquisition method of accounting, which requires the total acquisition cost (purchase price payable in the Merger plus fair value of assumed liabilities of LaBarge) to be allocated to the tangible and intangible assets acquired based on their estimated fair values. The excess of the acquisition cost over the amounts allocated to LaBarge’s assets has been recognized as goodwill.

The process of valuing LaBarge’s tangible and intangible assets and liabilities, as well as evaluating accounting policies for conformity, is still in the preliminary stages. Accordingly, the purchase price allocation adjustments included in the unaudited pro forma condensed combined statement of operations are preliminary. A final valuation will be based on the actual net tangible and intangible assets of LaBarge that existed as of the date of completion of the Merger. During the measurement period (which is not to exceed one year from the date of the consummation of the LaBarge Acquisition), Ducommun is required to recognize additional assets or liabilities if new information is obtained about facts and circumstances that existed as of the date of the consummation of the LaBarge Acquisition that, if known, would have resulted in the recognition of those assets or liabilities as of that date. Ducommun may adjust the preliminary purchase price allocation after obtaining additional information regarding, among other things, asset valuations, liabilities assumed and revisions of previous estimates.

These estimated pro forma adjustments only give effect to events that are (i) directly attributable to the Transactions, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statement of operations does not reflect any net sales enhancements, cost savings from operating efficiencies, synergies or other benefits that could result from the Merger, or the costs and related liabilities that would be incurred to achieve them.

The unaudited pro forma condensed combined statement of operations is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Ducommun would have been had the Transactions occurred on the date assumed, nor is it necessarily indicative of future consolidated results of operations of Ducommun.

The unaudited pro forma condensed combined statement of operations should be read in conjunction with the consolidated financial statements of Ducommun and LaBarge and related notes filed with the Securities and Exchange Commission and incorporated herein by reference. All pro forma adjustments and their underlying assumptions are described more fully in the accompanying notes.

DUCOMMUN INCORPORATED

Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended October 1, 2011

(Amounts in thousands)

(Unaudited)

	Historical		Pro Forma Adjustments		Ducommun and LaBarge Combined
	Ducommun	LaBarge
Sales and Service Revenues:
Product Sales	$370,763	$163,452	$—		$534,215
Service Revenues	21,913	—	—		21,913

Net Sales	392,676	163,452	—		556,128

Operating Costs and Expenses:
Cost of Product Sales	301,941	130,196	486	(a)	432,555
			(68	)(b)
Cost of Service Revenues	17,134	—	—		17,134
Selling, general and administrative expenses	62,303	24,028	(18,618	)(b)	71,611
			3,898	(c)

Total Operating Costs and Expenses	381,378	154,224	(14,302)		521,300

Operating Income	11,298	9,228	14,302		34,828
Interest Expense, Net	(10,047)	(898)	(14,970	)(d)	(25,873)
			1,188	(e)
			(1,146	)(f)

Income from Operations Before Taxes	1,251	8,330	(626)		8,955
Income Tax Expense	(340)	(4,144)	250	(g)	(4,234)

Net Income	$911	$4,186	$(376)		$4,721	*

Earnings Per Share:
Basic	$0.09				$0.45	*
Diluted	0.09				0.44	*
Weighted Average Number of Common Shares Outstanding:
Basic	10,534				10,534
Diluted	10,633				10,633

*	The numbers reported in this prospectus do not agree with the numbers reported in the Company's Form 10-Q for the quarterly period ended October 1, 2011 (“Form 10-Q”). The Form 10-Q reports under "Note 2. Acquisition" on page 11 pro forma net income of $325,000, and $0.03 per share for both basic and diluted earnings per share on a pro forma basis. The Form 10-Q should have reported pro forma net income of $4,721,000, and $0.45 per share for basic and $0.44 per share for diluted earnings per share on a pro forma basis as reported in the table above. The Company does not consider the revisions to these pro forma amounts to be material and did not amend its Form 10-Q.

Description of Pro Forma Adjustments

Pro Forma Condensed Combined Statement of Operations

For the Nine Months Ended October 1, 2011

(a)	Reflects the additional depreciation resulting from the incremental increase in LaBarge property, plant and equipment based on a preliminary fair value determination.
(b)	Reverses non-recurring transaction costs incurred by Ducommun and LaBarge in connection with the Transactions during this period.
(c)	Reflects the additional amortization expenses, using an 18 year life, resulting from the incremental increase in LaBarge intangible assets (customer relationships) based on a preliminary fair value determination.
(d)	Reflects incremental interest on debt (Ducommun’s $190 million New Term Loan Facility and the $200 million principal amount of the Outstanding Notes) incurred by Ducommun to, among other things, finance the Merger and repay certain indebtedness.
(e)	Reverses the historical 2011 write-off of the unamortized portion of deferred costs for Ducommun and LaBarge relating to pre-existing debt that was refinanced in the Transactions since, for pro forma presentation purposes, the Transactions are deemed to have occurred on January 1, 2010.
(f)	Reflects additional amortization expense for capitalized debt issuance costs.
(g)	The statutory tax rate (40%) was used to estimate tax expense. The combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Ducommun and LaBarge filed consolidated returns for the period presented.

BUSINESS

Overview

Ducommun provides engineering and manufacturing services primarily to the aerospace and defense industry. We design, engineer and manufacture mission-critical aerostructure and electromechanical components and subassemblies. We also provide engineering, technical and program management services. Our products and services are used on domestic and foreign commercial and military aircraft, helicopter, missile and space programs. We are the successor to a business that was founded in California in 1849 and reincorporated in Delaware in 1970.

LaBarge Acquisition Rationale

We believe the LaBarge Acquisition will allow us to expand our presence significantly in the aerospace and defense markets as well as diversify our net sales base across new markets, including industrial, natural resources, medical and other commercial end markets. More specifically, we expect to realize the following benefits from the LaBarge Acquisition:

Strengthen our market position as a significant Tier 2 supplier for both structural and electronic assemblies. We believe that we are an important global provider of innovative, value-added products and solutions to the aerospace and defense industries. We believe that the LaBarge Acquisition will add substantial additional technical capabilities, which will increase our ability to serve our customers with a broader base of products and services and strengthen our market position as a Tier 2 supplier for both structural and electronic assemblies. Tier 2 suppliers manufacture subassemblies and are regarded as preferred secondary suppliers to principal OEMs and primary Tier 1 suppliers (those who manufacture aircraft sections and purchase assemblies).

Diversify our end markets. The LaBarge Acquisition will diversify our net sales across new and higher growth markets in addition to the aerospace and defense sectors we already serve. Our more diversified net sales base will reduce dependence on any particular product, platform or market channel, mitigating the impact of any specific industry risk. For the year ended June 27, 2010, approximately 55% of LaBarge’s net sales were related principally to the industrial, natural resources, medical and other commercial end markets. We believe that the addition of these new end markets will increase the number of growth opportunities available to us.

Expand our platform. The LaBarge Acquisition will add new customers and programs and expand our existing platforms. For example, LaBarge is a significant provider of products and services to the UH-60 Black Hawk and F-35 Joint Strike Fighter platforms. Through the LaBarge Acquisition, we believe our presence in these attractive programs will significantly increase. In addition, we believe that the LaBarge Acquisition will enable cross-selling opportunities to current and new customers in aerospace and defense and other markets.

Increase value-added manufacturing services content in our product portfolio. We believe that the LaBarge Acquisition will enable us to be a more significant provider of low-volume, high-mix, complex, high reliability and mission-critical services and products to the aerospace and defense industries and other key industries by expanding our value-added service offerings including engineering, design and program management. For example, the LaBarge Acquisition will enhance our ability to offer complete system integration services to a broader customer base such as mobile radar solutions for Raytheon and Northrop Grumman.

Expand our technology product portfolio. We believe that LaBarge’s products will complement our existing integrated electronics assembly product offerings. For example, one of our primary focus areas following the LaBarge Acquisition is building on the expertise of both Ducommun and LaBarge in providing electromechanical equipment to support sophisticated airborne radar systems in order to create a platform for DTI to become one of the largest non-OEM aerospace and defense providers of manufacturing services related to radar rack solutions. We believe the high level of commonality between our and LaBarge’s products supports the complementary nature of our technology product portfolios.

Realize potential synergies. We expect that the LaBarge Acquisition will create cost synergy opportunities for us, including savings on a combined basis related to corporate overhead costs and public company costs as well as supply chain and operational improvements. We believe that access to new customers afforded to us by the LaBarge Acquisition will allow for substantial marketing and cross-selling opportunities to both current and new customers.

Competitive Strengths

We believe our key competitive strengths include:

Strong market position. We are an important manufacturing services provider to the aerospace and defense industries. We engineer and manufacture mission critical and highly customized components for the global aerospace and defense industries. We are a non-OEM supplier of composite and metal bonded structures, specializing in rotor blades and other flight control assemblies, fuselage skins, radar systems, electrical harnesses and various other applications. Through our acquisition of LaBarge, we believe we will be better positioned in the markets we serve and a more recognizable provider of high-margin, low-volume and high-mix customized manufacturing services to the global aerospace and defense and other technology-driven industries.

Significant obstacles for competitors. We design and manufacture advanced technology products that specifically address the evolving needs of our customers, and we have developed a strong track record of delivering reliable, high-performance product and service solutions. We believe we are the sole source provider for most of the products we sell. The niche nature of our markets, the industry’s stringent regulatory and customer certification requirements, the investments necessary to develop and certify products create significant obstacles for potential competitors.

Diversified end-markets and platforms with strong industry fundamentals. Our diversified net sales base provides stability by reducing our dependence on any particular product, platform or market channel. Within the aerospace and defense sectors, we believe we are entrenched on a number of high growth platforms, including the B787, B737NG, B777, V-22, A350XWB, A380, and the UH-60. We believe we are well positioned to benefit from expected continued growth in our end markets, including strong demand anticipated in the commercial aerospace markets. Through the LaBarge Acquisition we will also benefit from a broadening of our product and end market scope, which will further emphasize our positioning as a diversified provider of systems and services solutions across a multitude of products and platforms.

Long-term relationships with “blue-chip” customers. We serve a broad set of global customers and supply top OEMs such as Boeing, Raytheon and United Technologies, as well as the United States government. We have had a long history with many of our customers, including relationships of thirty years or more with four of our larger customers (based on net sales on a pro forma basis for 2010).

Consistent cash flow generation with a sizeable backlog. We have generated consistent operating cash flows through various industry cycles as a result of historically relatively stable net sales and profit margins and relatively modest capital expenditure requirements. For the three most recent fiscal years, our net cash provided by operating activities on a pro forma basis have ranged from 5.8% to 8.6% of net sales, while capital expenditures have ranged from 1.6% to 2.6% of net sales on a pro forma basis for the same period. As of October 1, 2011, our backlog was approximately $611.7 million.

Management team of industry veterans with a successful track record. Our operations are managed by an experienced management team with a proven track record of growing our business organically, controlling costs, focusing on customers and integrating acquisitions. The management team includes well-seasoned operators who have had significant experience through a variety of industry cycles and have successfully completed and integrated four acquisitions since 2006. Our executive officers have an average of 28 years of industry experience.

Business Strategy

The following are key elements of our business strategy:

Focus on integrating combined company operations and realizing identified cost synergy opportunities. As a results-driven organization, we believe that the realization of the benefits resulting from the LaBarge Acquisition will depend on our ability to successfully and seamlessly integrate LaBarge into our existing operations. Ducommun has devoted considerable time and resources to devising and implementing a framework that we believe will be instrumental in our integration efforts.

Focus on marketing opportunities to the combined company’s customer base. The LaBarge Acquisition will broaden the aerospace and defense platforms we serve as well as expand our existing customer base. We believe the combination will create substantial marketing opportunities as we capitalize on the technical capabilities and customer relationships of both Ducommun and LaBarge to market to the combined company’s customer base.

Internal and external customer focus. We are a customer-oriented organization and our key focus is on maintaining and expanding our base of blue chip customers across our various end markets. We believe that our product and services portfolio adds significant value to our customers’ operations and we will continue to build upon our existing expertise and relationships to further increase the attractiveness of our offerings to existing and new customers.

Leverage “One Ducommun” platform. We believe that sustained profitable growth results from operational excellence and continuing organizational development. Operational excellence is driven by an ongoing focus on improving manufacturing processes, a broadening of capabilities, production efficiencies, capacity control, offshore expansion and supply chain management.

Build brand equity. We believe that both Ducommun’s and LaBarge’s names are well recognized and respected among our respective customers and markets. The preservation and continuous buildup of Ducommun’s and LaBarge’s brand equity remains a priority for us, and we believe that the retention of the two names for our technologies business, Ducommun LaBarge Technologies, Inc., has significant potential to protect and raise brand value and recognition.

Products and Services

We now operate in two business segments, Ducommun LaBarge Technologies and Ducommun AeroStructures, each of which is a reportable operating segment.

Ducommun LaBarge Technologies (DLT)

DLT designs, engineers and manufactures illuminated push button switches and panels, microwave and millimeterwave switches and filters, fractional horsepower motors and resolvers, engineers and manufactures cable assemblies, wiring harness and interconnect systems, printed circuit board assemblies and mechanical and electromechanical subassemblies, and provides engineering, technical and program management services. Components and assemblies are provided principally for domestic and foreign commercial and military aircraft, helicopter and space programs as well as selected non-aerospace applications principally for the industrial, natural resources and medical industries. Engineering, technical and program management services are provided principally for advanced weapons and missile defense systems.

Mechanical and Electromechanical Subassemblies. DLT engineers and manufactures mechanical and electromechanical subassemblies for the defense electronics and commercial aircraft markets and for other commercial uses such as industrial automation, satellites, space launch vehicles, oil wells, mine automation equipment and medical devices. DLT has a fully integrated manufacturing capability, including manufacturing, engineering, fabrication, machining, assembly, electronic integration and related processes. DLT’s products include sophisticated radar enclosures, aircraft avionics racks and shipboard communications and control enclosures, printed circuit board assemblies, cable assemblies, wire harnesses, interconnect systems and other high level complex assemblies.

Panels, Switches and Related Components. DLT designs, engineers and manufactures illuminated switches, switch assemblies, keyboard panels, and edge lit panels, used in many military and commercial aircraft, helicopter, and space programs. DLT manufactures switches and panels where high reliability is a prerequisite. DLT also designs, engineers and manufactures microwave and millimeterwave switches, filters, and other components used principally on commercial and military aircraft and satellites. In addition, DLT develops, designs and manufactures high precision actuators, stepper motors, fractional horsepower motors and resolvers principally for space and oil service applications, and microwave and millimeterwave products for certain non-aerospace applications.

Engineering, Technical and Program Management Services. DLT provides missile and aerospace systems design, development, integration and testing. Engineering, technical and program management services are provided principally for advanced weapons systems and missile defense primarily for United States defense, space and homeland security programs.

Ducommun AeroStructures (DAS)

DAS provides aluminum stretch-forming, titanium and aluminum hot-forming, machining, composite lay-up, metal bonding, and chemical milling services principally for domestic and foreign commercial and military aircraft, helicopter and space programs.

Stretch-Forming, Hot-Forming and Machining. DAS supplies the aerospace industry with engineering and manufacturing of complex components using stretch-forming and hot-forming processes and computer-controlled machining. Stretch-forming is a process for manufacturing large, complex structural shapes primarily from aluminum sheet metal extrusions. DAS has large and sophisticated stretch-forming presses. Hot-forming is a metal working process conducted at high temperature for manufacturing close-tolerance titanium and aluminum components. DAS designs and manufactures the tooling required for the production of parts in these forming processes. Certain components manufactured by DAS are machined with precision milling equipment, including 5-axis gantry profile milling machines and 5-axis numerically-controlled routers to provide computer-controlled machining and inspection of complex parts up to 100 feet long.

Composites and Metal Bonding. DAS engineers and manufactures metal, fiberglass and carbon composite aerostructures. DAS produces helicopter main and tail rotor blades and adhesive bonded assemblies, including spoilers, winglets and fuselage structural panels for aircraft.

Chemical Milling. DAS is a major supplier of close tolerance chemical milling services for the aerospace industry. Chemical milling removes material in specific patterns to reduce weight in areas where full material thickness is not required. This sophisticated etching process will enable DAS to produce lightweight, high-strength designs that would be impractical to produce by conventional means. DAS offers production-scale chemical milling on aluminum, titanium, steel, nickel-base and super alloys. Jet engine components, wing leading edges and fuselage skins are examples of products that require chemical milling.

Sales and Marketing

Military components manufactured by us are employed in many of the country’s front-line fighters, bombers, helicopters and support aircraft, as well as land and sea-based applications. Engineering, technical and program management services are provided principally for United States defense, space and homeland security programs. Our defense business is diversified among a number of military manufacturers and programs. In the space sector, we continue to support various unmanned launch vehicle and satellite programs.

Our commercial sales depend substantially on aircraft manufacturers’ production rates, which in turn depend on deliveries of new aircraft. Deliveries of new aircraft by aircraft manufacturers are dependent on the financial capacity of the airlines and leasing companies to purchase the aircraft. Sales of commercial aircraft could be affected as a result of changes in new aircraft orders, or the cancellation or deferral by airlines of purchases of ordered aircraft. Our sales for commercial aircraft programs also could be affected by changes in its customers’ inventory levels and changes in its customers’ aircraft production build rates.

Prior to the LaBarge Acquisition, Ducommun’s sales related to military and space programs were approximately 60% of total sales in 2010 and sales related to its commercial business were approximately 40% of total sales in 2010. On a pro forma basis, sales related to military and space, commercial aerospace, and other end markets were approximately 49%, 23% and 28%, respectively, of total sales in 2010. We believe the diversification of LaBarge’s customer base will help to reduce the impact to us of volatility in any one market sector.

Many of our contracts are fixed price contracts subject to termination at the convenience of the customer (as well as for default). In the event of termination for convenience, the customer generally is required to pay the costs we incurred by us and certain other fees through the date of termination. Larger, long-term government subcontracts may have provisions for milestone payments, progress payments or cash advances for purchase of inventory.

We seek to develop strong, long-term relationships with our customers, which provide the basis for future sales. These close relationships allow us to better understand each customer’s business needs and identify ways to provide greater value to the customer.

Major Customers

On a pro forma basis, for 2010, sales to Boeing were $109.6 million, or approximately 15% of total sales; sales to Raytheon were $70.4 million, or approximately 10% of total sales; sales to Owens-Illinois were $47.4 million, or approximately 6% of total sales; and sales to United Technologies were $41.0 million, or approximately 6% of total sales. Sales to these customers are typically comprised of multiple end products diversified over a number of different programs.

Information About Foreign and Domestic Operations and Export Sales

In 2010, 2009, and 2008, Ducommun’s sales to foreign customers worldwide on a pro forma basis, were $74.8 million, $49.2 million and $36.1 million, respectively. We have manufacturing facilities in Thailand and Mexico. The amounts of net sales, profitability and identifiable assets attributable to foreign sales activity on a pro forma basis was not material when compared with the net sales, profitability and identifiable assets attributed to United States domestic operations for the corresponding periods. On a pro forma basis, we had no sales to a foreign country greater than 5% of total sales in 2010, 2009 and 2008. We are not subject to any significant foreign currency risks since all sales are made in United States dollars.

Research and Development

We perform concurrent engineering with our customers and product development activities under Ducommun-funded programs and under contracts with others. Concurrent engineering and product development activities are performed for commercial, military and space applications. We also perform high technology systems engineering and analysis, principally under customer-funded contracts, with a focus on sensors system simulation, engineering and integration.

Raw Materials and Components

Raw materials and components used in the manufacture of our products, include aluminum, titanium, steel and carbon fibers, as well as a wide variety of electronic components. These raw materials are generally available from a number of vendors and are generally in adequate supply. However, we from time to time, have experienced increases in lead times for and deterioration in availability of, aluminum, titanium and certain other materials. Moreover, certain components, supplies and raw materials for our operations are purchased from single sources. In such instances, we strive to develop alternative sources and design modifications to minimize the potential for business interruptions.

Competition

The markets we serve are highly competitive, and our products and services are affected by varying degrees of competition. We compete worldwide with domestic and international companies in most markets, some of which are substantially larger and have greater financial, sales, technical and personnel resources. Larger competitors offering a wider array of products and services than those offered by us could have a competitive advantage by offering potential customers bundled products and services that we cannot match. In addition, our customers may, in fact, have the ability to produce internally the products contracted to us, but because of cost, capacity, engineering capability or other reasons, outsource production of such products to us. Our ability to compete depends principally upon the quality of our goods and services, competitive pricing, product performance, design and engineering capabilities, new product innovation and the ability to solve specific customer problems.

Patents and Licenses

We have several patents, but we do not believe that our operations are dependent upon any single patent or group of patents. In general, we rely on technical superiority, continual product improvement, exclusive product features, superior lead time, on-time delivery performance, quality and customer relationships to maintain our competitive advantage.

Backlog

Backlog is subject to delivery delays or program cancellations, which are beyond our control. As of October 1, 2011, backlog believed to be firm was approximately $611.7 million, compared to $320.9 million at October 2, 2010. The increase in backlog is mainly due to $258.7 million in backlog from the acquisition of LaBarge, along with higher backlog for 777, Apache and Black Hawk helicopters. Approximately $172.0 million of total backlog is expected to be delivered during the remainder of 2011. Trends in our backlog may not be indicative of trends in future sales of the combined company because our backlog is affected by timing differences in the placement of customer orders and because backlog tends to be concentrated in several programs to a greater extent than sales.

Environmental Matters

Our business, operations and facilities are subject to numerous stringent federal, state and local environmental laws and regulations issued by government agencies, including the Environmental Protection Agency, or EPA. Among other matters, these regulatory authorities impose requirements that regulate the emission, discharge, generation, management, transport and disposal of hazardous materials, pollutants and contaminants. These regulations govern public and private response actions to hazardous or regulated substances that threaten to release, or have been released to the environment, and they require us to obtain and maintain licenses and permits in connection with our operations. We may also be required to investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. Additionally, this extensive regulatory framework imposes significant compliance burdens and risks on us. We anticipate that capital expenditures will continue to be required for the foreseeable future to upgrade and maintain its environmental compliance efforts. We do not expect to spend a material amount on capital expenditures for environmental compliance during 2011.

The DAS chemical milling business uses various acid and alkaline solutions in the chemical milling process, resulting in potential environmental hazards. Despite existing waste recovery systems and continuing capital expenditures for waste reduction and management, at least for the immediate future, this business will remain dependent upon the availability and cost of remote hazardous waste disposal sites or other alternative methods of disposal.

DAS has been directed by California environmental agencies to investigate and take corrective action for ground water contamination at its facilities located in El Mirage and Monrovia, California. Based on currently available information, Ducommun has established a reserve for its estimated liability for such investigation and corrective action in the approximate amount of $1.5 million. DAS also faces liability as a potentially responsible party for hazardous waste disposed at two landfills located in Casmalia and West Covina, California. DAS and other companies and government entities have entered into consent decrees with respect to each landfill with the United States Environmental Protection Agency and/or California environmental agencies under which certain investigation, remediation and maintenance activities are being performed. Based upon currently available information, we have established a reserve for its estimated liability in connection with the landfills in the approximate amount of $732,000. Our ultimate liability in connection with these matters will depend upon a number of factors, including changes in existing laws and regulations, the design and cost of construction, operation and maintenance activities, the continued cleanup of the Monrovia site by three other potentially responsible parties and the allocation of liability among potentially responsible parties.

In the normal course of business, we are defendants in certain other litigation, claims and inquiries, including matters relating to environmental laws. In addition, we make various commitments and incurs contingent liabilities. While it is not feasible to predict the outcome of these matters, we do not presently expect that any sum we may be required to pay in connection with these matters would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Employees

We employ approximately 3,352 people. Our DAS business is a party to a collective bargaining agreement, expiring July 1, 2012, with labor unions at its Monrovia, California facility covering approximately 250 full-time hourly employees at October 1, 2011. Our DLT business is also a party to collective bargaining agreements, expiring January 11, 2016, at the two Joplin, Missouri facilities we acquired in the LaBarge Acquisition, covering approximately 250 employees. If any of these unionized workers were to engage in a strike or other work stoppage, if we are unable to negotiate acceptable collective bargaining agreements with the unions, or if other employees were to become unionized, we could experience a significant disruption of our operations and higher ongoing labor costs and possible loss of customer contracts, which could have an adverse effect on its business and results of operations. We have not experienced any material labor-related work stoppage and consider our relations with our employees to be good.

Properties

As of October 1, 2011, we occupied approximately 32 facilities, 11 of which we acquired in the LaBarge Acquisition. Such facilities provide approximately 2.2 million square feet of office and manufacturing area, some of which are owned and some of which are leased. At October 1, 2011, our facilities in excess of 50,000 square feet were occupied as follows:

Location	Segment	Square Feet	Expiration of Lease
Carson, California	Ducommun AeroStructures	286,000	Owned
Monrovia, California	Ducommun AeroStructures	274,000	Owned
Parsons, Kansas	Ducommun AeroStructures	120,000	Owned
Pittsburgh, Pennsylvania	Ducommun LaBarge Technologies	135,502	2012
Carson, California	Ducommun LaBargeTechnologies	117,000	2013
Phoenix, Arizona	Ducommun LaBarge Technologies	100,000	2012
Appleton, Wisconsin	Ducommun LaBarge Technologies	76,728	Owned
Orange, California	Ducommun AeroStructures	76,000	Owned
El Mirage, California	Ducommun AeroStructures	74,000	Owned
Huntsville, Arkansas	Ducommun LaBarge Technologies	69,000	2020
Iuka, Mississippi	Ducommun LaBarge Technologies	66,000	2013
Carson, California	Ducommun AeroStructures	65,000	2014
Coxsackie, New York	Ducommun AeroStructures	65,000	2013
Joplin, Missouri	Ducommun LaBarge Technologies	92,000	2016
Joplin, Missouri	Ducommun LaBarge Technologies	55,000	Owned
Tulsa, Oklahoma	Ducommun LaBarge Technologies	55,000	Owned
Huntsville, Alabama	Ducommun LaBargeTechnologies	52,000	2015
Berryville, Arkansas	Ducommun LaBarge Technologies	52,000	Owned

Our facilities are, for the most part, fully utilized, although excess capacity exists from time to time based on product mix and demand. Management believes these properties are in good condition and suitable for their present use and for the use of the combined company.

Legal Proceedings

In the normal course of business, we and our subsidiaries are defendants in certain other litigation, claims and inquiries, including matters relating to environmental laws. In addition, we make various commitments and incurs contingent liabilities. While it is not feasible to predict the outcome of these matters, we do not presently expect that any sum we may be required to pay in connection with these matters would have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Ducommun is a defendant in a lawsuit entitled United States of America ex rel Taylor Smith, Jeannine Prewitt and James Ailes v. The Boeing Company and Ducommun Inc., filed in the United States District Court for the District of Kansas, or the District Court. The lawsuit is a qui tam action brought by three former Boeing employees, or the Relators, against Boeing and Ducommun on behalf of the United States of America for violations of the United States False Claims Act. The lawsuit alleges that Ducommun sold unapproved parts to the Boeing Commercial Airplane Group-Wichita Division which were installed by Boeing in aircraft ultimately sold to the United States government. The number of Boeing aircraft subject to the lawsuit has been reduced to 21 aircraft following the District Court’s granting of partial summary judgment in favor of Boeing and Ducommun. The lawsuit seeks damages, civil penalties and other relief from the defendants for presenting or causing to be presented false claims for payment to the United States government. Although the amount of alleged damages are not specified, the lawsuit seeks damages in an amount equal to three times the amount of damages the United States government sustained because of the defendants’ actions, plus a civil penalty of $10,000 for each false claim made on or before September 28, 1999, and $11,000 for each false claim made on or after September 28, 1999, together with attorneys’ fees and costs. One of Relators’ experts has opined that the United States government’s damages are in the amount of $833 million. After investigating the allegations, the United States government has declined to intervene in the lawsuit. Ducommun intends to defend itself vigorously against the lawsuit. Ducommun, at this time, is unable to estimate what, if any, liability it may have in connection with the lawsuit.

DAS has been directed by California environmental agencies to investigate and take corrective action for ground water contamination at its facilities located in El Mirage and Monrovia, California. Based on currently available information, Ducommun has established a reserve for its estimated liability for such investigation and corrective action in the approximate amount of $1,509,000. DAS also faces liability as a potentially responsible party for hazardous waste disposed at two landfills located in Casmalia and West Covina, California. DAS and other companies and government entities have entered into consent decrees with respect to each landfill with the EPA and/or California environmental agencies under which certain investigation, remediation and maintenance activities are being performed. Based upon currently available information, Ducommun has established a reserve for its estimated liability in connection with the landfills in the approximate amount of $732,000. Ducommun’s ultimate liability in connection with these matters will depend upon a number of factors, including changes in existing laws and regulations, the design and cost of construction, operation and maintenance activities, the continued cleanup of the Monrovia site by three other potentially responsible parties and the allocation of liability among potentially responsible parties.

On February 10, 2011, LaBarge received a Wells notice from the staff of the SEC indicating that the staff intended to recommend the filing of a civil enforcement action against LaBarge. The SEC staff indicated to LaBarge that any such action would allege violations of securities laws in connection with LaBarge’s internal controls regarding its use of estimates of completion costs for certain long-term production contracts during primarily 2006 and 2007. The Wells notice related only to a potential proceeding against LaBarge, and the SEC staff indicated that they did not contemplate that a claim would be made against any individuals or would include an allegation of fraud on the part of LaBarge or any of its directors, officers or employees. The SEC staff has also advised LaBarge that it did not expect to request that LaBarge restate its financial statements for the periods in question. LaBarge reached a settlement of all claims in this matter with the SEC, under which LaBarge did not admit or deny any wrongdoing, providing for LaBarge’s (i) agreement to a cease and desist order from future violations of the securities laws, and (ii) payment of a monetary penalty of $200,000.

Litigation Relating to the Merger

Ducommun, LaBarge (now Ducommun LaBarge Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of Ducommun) and the former directors of LaBarge have been named as defendants in five putative class actions filed in April, 2011 by purported stockholders of LaBarge in connection with the LaBarge Acquisition. Some of these actions also name DLBMS, Inc., a wholly-owned subsidiary of Ducommun formed for the purpose of effecting the LaBarge Acquisition, as a defendant. Two of the stockholder actions (filed by purported class representatives Barry P. Borodkin and Insulators and Asbestos Workers Local No. 14) were filed in the Delaware Chancery Court, and the court consolidated those two actions. The other three stockholder actions (filed by purported class representatives J. M. Foley, Jr., William Wheeler and Doris A. Gastineau) were filed in the Circuit Court of St. Louis County, Missouri, and that court consolidated those three actions.

The consolidated Delaware and Missouri putative class actions generally allege that the individual members of the Board of Directors of LaBarge at the time of the LaBarge Acquisition breached their fiduciary duties to LaBarge stockholders with respect to the proposed merger transaction announced on April 4, 2011. These actions also allege that Ducommun, Merger Sub and LaBarge aided and abetted the breach of fiduciary duties. They seek equitable relief (including injunctive relief), judicial declarations that the Merger Agreement was entered into in breach of the LaBarge directors’ fiduciary duties, rescission of the transactions contemplated by the Merger Agreement, and the award of attorneys’ fees and expenses for the plaintiffs.

In the Delaware consolidated actions, the parties engaged in expedited discovery in connection with a preliminary injunction hearing scheduled for June 17, 2011. After document discovery and depositions, and before the plaintiffs filed their motion for preliminary injunction, the parties negotiated and signed a memorandum of understanding to settle plaintiffs’ claims. On November 14, 2011, the parties entered a definitive settlement agreement that requires the final approval of the Delaware Chancery Court. There can be no assurance that the Chancery Court will approve the settlement.

In the Missouri consolidated actions, the defendants sought a stay of the Missouri actions from the Missouri court, the plaintiffs opposed that request, and the Missouri court stayed the actions. Plaintiffs sought reconsideration of the court’s stay, and the defendants opposed that request. On June 16, 2011, a hearing before the Missouri court was held on plaintiffs’ motion for reconsideration. On June 20, 2011, the Missouri court denied plaintiffs’ motion for reconsideration and reaffirmed the court’s stay.

Ducommun and Ducommun LaBarge Technologies, Inc. believe these lawsuits are without merit and have denied and continue to deny that they committed or aided and abetted in the commission of any unlawful or wrongful acts alleged in these lawsuits. Ducommun and Ducommun LaBarge Technologies, Inc. entered into a settlement solely because the proposed settlement will eliminate the burden, expense, risk, inconvenience and distraction of further litigation and to fully and finally resolve the settled claims. In the event that the Chancery Court does not approve the settlement, Ducommun and Ducommun LaBarge Technologies, Inc. intend to defend these lawsuits vigorously.

DESCRIPTION OF OTHER INDEBTEDNESS

The following description of indebtedness does not purport to be complete and is qualified in its entirety by reference to the New Credit Facilities and related documents governing such indebtedness. A copy of the New Credit Facilities and related documents governing such indebtedness is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on July 1, 2011 and incorporated herein by reference and can also be obtained from us. See “Where You Can Find More Information.”

New Credit Facilities

On June 28, 2011, we entered into the New Credit Facilities with a syndicate of lenders consisting of (a) a $190.0 million new senior secured term loan facility that was fully borrowed concurrently with the closing of the offering in order to consummate the Transactions and (b) up to a $60.0 million New Revolving Credit Facility. The New Term Loan Facility matures in June 2017 and the New Revolving Credit Facility matures in June 2016. Upon the satisfaction of certain conditions, including but not limited to the agreement of lenders to provide such facilities or commitments, we will have the option to add one or more incremental term loan facilities or increase commitments under our New Revolving Credit Facility by an aggregate amount of up to $75.0 million.

Each of our current and future domestic subsidiaries (except for certain immaterial subsidiaries) has guaranteed our obligations under our New Credit Facilities. Our and our subsidiary guarantors’ obligations under our New Credit Facilities are secured by substantially all of our and our subsidiary guarantors’ assets.

We are required to make mandatory prepayments of amounts outstanding under our New Credit Facilities with 100% of the net proceeds received from certain sales or other dispositions of all or any part of our and our subsidiaries’ assets subject to certain reinvestment rights and repatriation issues, 100% of the net proceeds received by us or any of our subsidiaries from the issuance of certain debt or preferred stock, 100% of all casualty and condemnation proceeds received by us or any of our subsidiaries (subject to certain reinvestment rights), and 50% of our consolidated excess cash flow (subject to stepdowns to 25% and 0% based upon a defined total leverage ratio), in each case subject to specified thresholds and qualifications.

In the event that, on or before June 28, 2012, the New Term Loan Facility is refinanced with the proceeds of indebtedness with a lower applicable margin or yield than that applicable to the New Term Loan Facility or a lender’s portion of the New Term Loan Facility is mandatorily assigned in the event such lender does not consent to certain repricing events under the term loan facility, then such refinancings or assignments shall be made at 101% of the principal amount so refinanced or assigned.

The New Credit Facilities contain affirmative and negative covenants reasonably customary for similar credit facilities, including, among others, limitations on:

•	dispositions of assets and changes of business and ownership;

•	mergers and acquisitions;

•	dividends, stock repurchases and redemptions and other restricted payments;

•	indebtedness and preferred stock and prepayment, amendment and redemption thereof;

•	loans, investments and advances;

•	liens and further negative pledges;

•	transactions with affiliates;

•	sale and leaseback transactions;

•	capital expenditures; and

•	restrictions affecting subsidiaries.

The negative covenants are subject to customary and other agreed-upon exceptions.

If, at any time during the relevant fiscal quarter, (i) the sum of (a) any amounts outstanding under the New Revolving Credit Facility (including swingline borrowings) plus (b) the amount drawn under any letters of credit exceeds $1.0 million; or (ii) the aggregate amount of outstanding letters of credit exceeds $5.0 million, the New Revolving Credit Facility will be subject to a maximum total leverage ratio. In addition, our consolidated EBITDA as of the end of any fiscal quarter on a trailing four-quarters basis is not permitted to be less than $50.0 million.

Our New Credit Facilities contain customary events of default, including, without limitation, payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to certain material indebtedness, certain events of bankruptcy and insolvency, certain events under ERISA, material judgments, and a change of control. A breach of the maximum total leverage ratio shall only constitute an event of default under the New Revolving Credit Facility, and not an event of default under the term loan facility, until the earlier of (x) the date that is 45 days after the date such event of default occurred and is continuing with respect to the New Revolving Credit Facility and (y) the date on which the administrative agent or the lenders under the New Revolving Credit Facility have accelerated the New Revolving Credit Facility or have commenced the exercise of remedies with respect to the New Revolving Credit Facility. If an event of default occurs under the New Credit Facilities, the administrative agent and lenders thereunder are entitled to take various actions, including the acceleration of amounts due thereunder, termination of commitments under our New Revolving Credit Facility and all other actions permitted to be taken by a secured creditor under applicable law.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

This exchange offer is being made pursuant to the registration rights agreement we entered into with the initial purchasers of the Outstanding Notes on June 28, 2011. Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

The summary of the registration rights agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms of the Exchange Offer; Expiration Time

This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Subject to the terms and conditions in this prospectus and the letter of transmittal, we will accept for exchange Outstanding Notes that are validly tendered at or before the expiration time and are not validly withdrawn as permitted below. The expiration time for the exchange offer is 5:00 p.m., New York City time, on February 21, 2012, or such later date and time to which we, in our sole discretion, extend the exchange offer.

We expressly reserve the right, in our sole discretion:

•	to extend the expiration time;

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” has not been satisfied, to terminate the exchange offer and not accept any Outstanding Notes for exchange; and

•	to amend the exchange offer in any manner.

We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a press release or other form of public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time. The notice of extension for an exchange offer will disclose the aggregate principal amount of the applicable Outstanding Notes that have been tendered in such exchange offer as of the date of such notice.

During an extension, all Outstanding Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us, upon expiration of the exchange offer, unless validly withdrawn.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Outstanding Notes, where such Outstanding Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

How to Tender Outstanding Notes for Exchange

Only a record holder of Outstanding Notes may tender in the exchange offer. When the holder of Outstanding Notes tenders and we accept Outstanding Notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of Outstanding Notes who desires to tender Outstanding Notes for exchange must, at or prior to the expiration time:

•

transmit a properly completed and duly executed letter of transmittal, the Outstanding Notes being tendered and all other documents required by such letter of transmittal, to Wilmington Trust, National Association, the exchange agent, at the address set forth below under the heading “—The Exchange Agent”; or

•

if Outstanding Notes are tendered pursuant to the book-entry procedures set forth below, an agent’s message must be transmitted by The Depository Trust Company, or DTC, to the exchange agent at the address set forth below under the heading “—The Exchange Agent,” and the exchange agent must receive, at or prior to the expiration time, a confirmation of the book-entry transfer of the Outstanding Notes being tendered into the exchange agent’s account at DTC, along with the agent’s message; or

•

if time will not permit the required documentation to reach the exchange agent before the expiration time, or the procedures for book-entry transfer cannot be completed by the expiration time, the holder may effect a tender by complying with the guaranteed delivery procedures described below.

The term “agent’s message” means a message that:

•	is electronically transmitted by DTC;

•	is received by the exchange agent and forms a part of a book-entry transfer;

•

states that DTC has received an express acknowledgement that the tendering holder has received and agrees to be bound by, and makes each of the representations and warranties contained in, the letter of transmittal; and

•	states that we may enforce the letter of transmittal against such holder.

The method of delivery of the Outstanding Notes, the letter of transmittal or agent’s message and all other required documents to the exchange agent is at the election and sole risk of the holder. If such delivery is by mail, we recommend registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. No letters of transmittal or Outstanding Notes should be sent directly to us.

Signatures on a letter of transmittal must be guaranteed unless the Outstanding Notes surrendered for exchange are tendered:

•	by a registered holder of Outstanding Notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•

for the account of an eligible institution. The term “eligible institution” means an institution that is a member in good standing of a Medallion Signature Guarantee Program recognized by the exchange agent, for example, the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Signature Program. An eligible institution includes firms that are members of a registered national securities exchange, members of the National Association of Securities Dealers, Inc., commercial banks or trust companies having an office in the United States or certain other eligible guarantors.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If Outstanding Notes are registered in the name of a person other than the person who signed the letter of transmittal, the Outstanding Notes tendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the registered holder’s signature guaranteed by an eligible institution.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt) and acceptance of Outstanding Notes tendered for exchange and all other required documents. We reserve the absolute right to:

•	reject any and all tenders of any Outstanding Note not validly tendered;

•	refuse to accept any Outstanding Note if, in our judgment or the judgment of our counsel, acceptance of the Outstanding Note may be deemed unlawful;

•	waive any defects or irregularities or conditions of the exchange offer, either before or after the expiration time; and

•	determine the eligibility of any holder who seeks to tender Outstanding Notes in the exchange offer.

Our determinations, either before or after the expiration time, under, and of the terms and conditions of, the exchange offer, including the letter of transmittal and the instructions to it, or as to any questions with respect to the tender of any Outstanding Notes, will be final and binding on all parties. To the extent we waive any conditions to the exchange offer, we will waive such conditions as to all Outstanding Notes. Holders must cure any defects and irregularities in connection with tenders of Outstanding Notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Outstanding Notes for exchange, nor will any of us incur any liability for failure to give such notification.

If you beneficially own Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Outstanding Notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender on your behalf.

WE MAKE NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, WE HAVE NOT AUTHORIZED ANYONE TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION AS TO WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER, AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITIONS AND REQUIREMENTS.

Book-Entry Transfers

Any financial institution that is a participant in DTC’s system must make book-entry delivery of Outstanding Notes by causing DTC to transfer the Outstanding Notes into the exchange agent’s account at DTC in accordance with DTC’s Automated Tender Offer Program, known as ATOP. Such participant should transmit its acceptance to DTC at or prior to the expiration time or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered Outstanding Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent’s message. The letter of transmittal or facsimile thereof or an agent’s message, with any required signature guarantees and any other required documents, must be transmitted to and received by the exchange agent at the address set forth below under “—The Exchange Agent” at or prior to the expiration time of the exchange offer, or the holder must comply with the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If a holder of Outstanding Notes desires to tender such Outstanding Notes and the holder’s Outstanding Notes are not immediately available, or time will not permit such holder’s Outstanding Notes or other required documents to reach the exchange agent before the expiration time, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•

at or prior to the expiration time, the exchange agent receives from an eligible institution a validly completed and executed notice of guaranteed delivery, substantially in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the Outstanding Notes being tendered and the amount of the Outstanding Notes being tendered. The notice of guaranteed delivery will state that the tender is being made and guarantee that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, will be transmitted to the exchange agent; and

•

the exchange agent receives the certificates for all physically tendered Outstanding Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a validly completed and executed letter of transmittal with any required signature guarantees or an agent’s message and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

The notice of guaranteed delivery must be received prior to the expiration time.

Withdrawal Rights

You may withdraw tenders of your Outstanding Notes at any time prior to the expiration time.

For a withdrawal to be effective, a written notice of withdrawal, by facsimile or by mail, must be received by the exchange agent, at the address set forth below under “—The Exchange Agent,” prior to the expiration time. Any such notice of withdrawal must:

•	specify the name of the person having tendered the Outstanding Notes to be withdrawn;

•	identify the Outstanding Notes to be withdrawn, including the certificate number or numbers, if applicable, and the principal amount of such Outstanding Notes;

•

where certificates for Outstanding Notes were transmitted, specify the name in which such Outstanding Notes are registered, if different from that of the withdrawing holder, and the serial numbers of the particular certificates to be withdrawn;

•

where Outstanding Notes have been tendered pursuant to the procedure for book-entry transfer described above, specify the name and number of the account at DTC to be credited with the withdrawn Outstanding Notes and otherwise comply with the procedures of DTC;

•	include a statement that such holder is withdrawing his, her or its election to have such Outstanding Notes exchanged;

•

bear the signature of the holder in the same manner as the original signature on the letter of transmittal, if any, by which such Outstanding Notes were tendered, with such signature guaranteed by an eligible institution, unless such holder is an eligible institution or be accompanied by documents of transfer (including a signature guarantee by an eligible institution) sufficient to permit the trustee under the Indenture to register the transfer of such Outstanding Notes into the name of the person withdrawing the tender; and

•	specify the name in which any such Outstanding Notes are to be registered, if different from that of the person tendering the Outstanding Notes.

We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes validly withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under “—How to Tender Outstanding Notes for Exchange” above at any time at or prior to the expiration time.

Acceptance of Outstanding Notes for Exchange; Delivery of Exchange Notes

All of the conditions to the exchange offer must be satisfied or waived at or prior to the expiration of the exchange offer. Promptly following the expiration time we will accept for exchange all Outstanding Notes validly tendered and not validly withdrawn as of such date. We will promptly issue Exchange Notes for all validly tendered Outstanding Notes. For purposes of the exchange offer, we will be deemed to have accepted validly tendered Outstanding Notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied before we accept any Outstanding Notes for exchange.

For each Outstanding Note accepted for exchange, the holder will receive an Exchange Note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered Outstanding Note. Accordingly, registered holders of Exchange Notes that are outstanding on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date through which interest has been paid on the Outstanding Notes, or if no interest has been paid, from the original issue date of the Outstanding Notes. Outstanding Notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

If we do not accept any tendered Outstanding Notes, or if a holder submits Outstanding Notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged Outstanding Notes without cost to the tendering holder. In the case of Outstanding Notes tendered by book-entry transfer into the exchange agent’s account at DTC, such non-exchanged Outstanding Notes will be credited to an account maintained with DTC. We will return the Outstanding Notes or have them credited to DTC promptly after the withdrawal, rejection of tender or termination of the exchange offer, as applicable.

Conditions to the Exchange Offer

The exchange offer is not conditioned upon the tender of any minimum principal amount of Outstanding Notes. Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Outstanding Notes and may terminate or amend the exchange offer, by oral (promptly confirmed in writing) or written notice to the exchange agent or by a timely press release, if at any time before the expiration of the exchange offer, any of the following conditions exist:

•

any action or proceeding is instituted or threatened in any court or by or before any governmental agency challenging the exchange offer or that we believe might be expected to prohibit or materially impair our ability to proceed with the exchange offer;

•

any stop order is threatened or in effect with respect to either (1) the registration statement of which this prospectus forms a part or (2) the qualification of the Indenture governing the notes under the Trust Indenture Act of 1939, as amended;

•

any law, rule or regulation is enacted, adopted, proposed or interpreted that we believe might be expected to prohibit or impair our ability to proceed with the exchange offer or to materially impair the ability of holders generally to receive freely tradeable Exchange Notes in the exchange offer. See “—Consequences of Failure to Exchange Outstanding Notes;”

•

any change or a development involving a prospective change in our business, properties, assets, liabilities, financial condition, operations or results of operations taken as a whole, that is or may be adverse to us;

•

any declaration of war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or the worsening of any such condition that existed at the time that we commence the exchange offer; or

•

we become aware of facts that, in our reasonable judgment, have or may have adverse significance with respect to the value of the Outstanding Notes or the Exchange Notes to be issued in the exchange offer.

Accounting Treatment

For accounting purposes, we will not recognize gain or loss upon the issuance of the Exchange Notes for Outstanding Notes.

Fees and Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses. We will pay the cash expenses to be incurred in connection with the exchange offer, including:

•	SEC registration fees;

•	fees and expenses of the exchange agent and trustee;

•	our accounting and legal fees;

•	printing fees; and

•	related fees and expenses.

Transfer Taxes

Holders who tender their Outstanding Notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, Exchange Notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the Outstanding Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Outstanding Notes in connection with the exchange offer, then the holder must pay these transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of or exemption from these taxes is not submitted with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

The Exchange Agent

We have appointed Wilmington Trust, National Association as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at its address set forth below. Questions and requests for assistance respecting the procedures for the exchange offer, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should also be directed to the exchange agent at its address below:

Deliver to:

Wilmington Trust, National

Association

c/o Wilmington Trust Company

Corporate Capital Markets

Rodney Square North

1100 North Market Street

Wilmington, DE 19890-1626

Attn: Sam Hamed

Delivery of the letter of transmittal to an address other than as set forth above will not constitute a valid delivery.

Consequences of Failure to Exchange Outstanding Notes

Outstanding Notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the Indenture and the legend contained on the Outstanding Notes regarding the transfer restrictions of the Outstanding Notes. In general, Outstanding Notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register under the Securities Act or under any state securities laws the Outstanding Notes that are not tendered in the exchange offer or that are tendered in the exchange offer but are not accepted for exchange.

Holders of the Exchange Notes and any Outstanding Notes that remain outstanding after consummation of the exchange offer will vote together as a single series for purposes of determining whether holders of the requisite percentage of the series have taken certain actions or exercised certain rights under the Indenture.

Consequences of Exchanging Outstanding Notes

We have not requested, and do not intend to request, an interpretation by the staff of the SEC as to whether the Exchange Notes issued in the exchange offer may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. However, based on interpretations of the staff of the SEC, as set forth in a series of no-action letters issued to third parties, we believe that the Exchange Notes may be offered for resale, resold or otherwise transferred by holders of those Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•

the holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act or if it is an affiliate, such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the Exchange Notes to be acquired by such holder in the exchange offer will be obtained in the ordinary course of such holder’s business;

•

neither such holder, nor, to the actual knowledge of such holder, any other person receiving Exchange Notes from such holder, has any arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes or Outstanding Notes;

•	if the holder is not a broker-dealer, such holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes; and

if such a holder is a broker-dealer, such holder will receive the Exchange Notes for its own account in exchange for Outstanding Notes, the Outstanding Notes being tendered for exchange were acquired by it as a result of market-making activities or other trading activities (and not directly from the Company), and such holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the Exchange Notes received in respect of such Outstanding Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus in connection with the resale of the Exchange Notes, such holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act, and such holder will comply with the applicable provisions of the Securities Act with respect to resale of any Exchange Notes. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

Each holder participating in the exchange offer will be required to furnish us with a written representation in the letter of transmittal that they meet each of these conditions and agree to these terms.

However, because the SEC has not considered the exchange offer for our Outstanding Notes in the context of a no-action letter, we cannot guarantee that the staff of the SEC would make similar determinations with respect to this exchange offer. If our belief is not accurate and you transfer an Exchange Note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Any holder that is an affiliate of ours, any holder engaged in a distribution of the Outstanding Notes, and any holder who tenders Outstanding Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes:

•

may not rely on the applicable interpretation of the SEC staff’s position contained in Exxon Capital Holdings Corp., SEC No-Action Letter (April 13, 1988), Morgan, Stanley & Co., Inc., SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993); and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

The Exchange Notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the Exchange Notes. We currently do not intend to register or qualify the sale of the Exchange Notes in any state where we would not otherwise be required to qualify.

Filing of Registration Statements

Under the registration rights agreement we agreed, among other things, that if:

(i)	because of any change in law or in applicable interpretations thereof by the staff of the SEC do not permit us to effect the exchange offer;

(ii)	for any reason we do not consummate the exchange offer within 300 days of the issue date;

(iii)	any initial purchaser so requests with respect to the Outstanding Notes not eligible to be exchanged for Exchange Notes in the exchange offer and held by it following consummation of the exchange offer; or

(iv)	any holder (other than an Exchanging Dealer) is not eligible to participate in the exchange offer or, in the case of any holder (other than an Exchanging Dealer) that participates in the exchange offer, such holder does not receive freely tradeable Exchange Notes on the date of the exchange;

then upon written request, we will file a registration statement under the Securities Act as promptly as practicable (but in no event more than 30 days after so required or requested) relating to a shelf registration of the Outstanding Notes for resale by holders and use our commercially reasonable efforts to have such shelf registration statement declared effective by the SEC and (A) in the case of clause (i) above on or prior to the later of (x) 300 days after the issue date or (y) the 90th day after the date on which the shelf registration statement is required to be filed and (B) in the case of clause (ii), (iii) or (iv) above, on or prior to the 90th day after the date on which the shelf registration statement is required to be filed (unless it becomes effective automatically upon filing); provided, however that no holder (other than an initial purchaser) shall be entitled to have the Notes held by it covered by such shelf registration statement unless such holder agrees in writing to be bound by all the provisions of the registration rights agreement applicable to it. We are required to use our commercially reasonable efforts to keep the shelf registration statement continuously effective for a period of two (2) years (or for such longer period if extended pursuant to the registration rights agreement) from the issue date of the original notes or such shorter period when all Notes covered by the shelf registration statement (x) have been sold pursuant to the shelf registration statement or (y) have been distributed to the public pursuant to Rule 144 under the Securities Act. We will, in the event a shelf registration statement is filed, among other things, upon request, furnish to each holder of notes included in the shelf registration statement, without charge, at least one copy of the shelf registration statement and any post-effective amendment or supplement thereto, including financial statements and schedules, and if, the holder so requests in writing, all exhibits thereto; notify each holder when the shelf registration statement or any amendments thereto has been filed with the SEC, when the shelf registration statement or any post-effective amendment thereto has become effective, and the issuance by the SEC of any stop order suspending the effectiveness of the shelf registration statement; and take certain other actions as are required to permit unrestricted resales of the Outstanding Notes or the Exchange Notes, as the case may be.

We may require each holder requesting to be named as a selling security holder to furnish to us such information regarding the holder and the distribution of the Notes by the holder as we may from time to time reasonably require for the inclusion of the holder in the shelf registration statement. We may refuse to name any holder as a selling security holder that fails to provide us with such information within a reasonable time after receiving such request.

Pursuant to the registration rights agreement, we and the Subsidiary Guarantors, jointly and severally, have agreed that we will pay additional cash interest on the Notes, subject to certain exceptions,

(1) if we fail to file an exchange offer registration statement with the SEC on or prior to the 120th day after the Issue Date;

(2) if the exchange offer registration statement is not declared effective by the SEC on or prior to the 270th day after the Issue Date or, if obligated to file a shelf registration statement pursuant to clause (A) above, a shelf registration statement is not declared effective by the SEC on or prior to the 270th day after the Issue Date;

(3) if the exchange offer is not consummated on or before the 40th day after the exchange offer registration statement is declared effective;

(4) if obligated to file a shelf registration statement pursuant to clause (B) above, the Company fails to file the shelf registration statement with the SEC on or prior to the 30th day (the “Shelf Filing Date”) after the date on which the obligation to file a shelf registration statement arises;

(5) if obligated to file a shelf registration statement pursuant to clause (B) above, the shelf registration statement is not declared effective on or prior to the 90th day after the Shelf Filing Date; or

(6) after the exchange offer registration statement or the shelf registration statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resale of Notes or exchange of Notes in accordance with and during the periods specified in the registration rights agreement for a period of more than 60 days in any 12-month period, (each such event referred to in the preceding clauses (1) through (6), a “Registration Default”) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.50% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.00% per annum; provided, that additional interest will not accrue under more than one Registration Default at any one time. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the Outstanding Notes and the Exchange Notes.

Although we intend, if required, to file the shelf registration statement, we cannot assure you that the shelf registration statement will be filed or, if filed, that it will become or remain effective.

DESCRIPTION OF THE EXCHANGE NOTES

Certain terms used in this “Description of the Exchange Notes” are defined under the subheading “—Certain Definitions.” In this “Description of the Exchange Notes,” the words “Company,” “we,” “us,” and “our” refer only to Ducommun Incorporated and not to any of its Subsidiaries. The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as Holders of the Exchange Notes. You may request a copy of the Indenture at our address set forth under the heading “Where You Can Find More Information.”

The Exchange Notes will be issued under the Indenture (the “Indenture”) dated as of June 28, 2011 among the Company, the initial Guarantors and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB) (the “Trustee”). The terms of the Exchange Notes and the Outstanding Notes are substantially identical, except that the Exchange Notes:

•	will be registered under the Securities Act;

•	will not contain transfer restrictions and registration rights that relate to the Outstanding Notes; and

•	will not contain provisions relating to the payment of Additional Interest.

Holders of the Outstanding Notes who do not exchange their Outstanding Notes for Exchange Notes will vote together as a single series of Notes with holders of the Exchange Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders of a series of Notes (including acceleration following an Event of Default, as defined below under “—Defaults”) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the Notes. Accordingly, all references in this section will be deemed to mean the requisite percentage in aggregate principal amount of the Notes then outstanding.

Brief Description of the Exchange Notes

The Exchange Notes:

•	will be general unsecured obligations of the Company;

•	will be pari passu in right of payment to all existing and future unsecured Senior Indebtedness of the Company;

•	will be senior in right of payment to any future Subordinated Obligations of the Company;

•	will be unconditionally guaranteed by each Subsidiary Guarantor; and

•	will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries that are not Subsidiary Guarantors.

However, the Exchange Notes will be subordinated to all our existing and future secured debt to the extent of the value of assets securing that indebtedness. Accordingly, the Exchange Notes will be effectively subordinated to all borrowings under the Credit Agreement, which is secured by substantially all of the assets of the Company and the Subsidiary Guarantors. See “Risk Factors—Risks Related to the Notes—The Notes and the guarantees are unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to the indebtedness of any future non-guarantor subsidiaries.”

Principal, Maturity and Interest

The Company will issue Exchange Notes in an aggregate principal amount of up to $200.0 million. The Exchange Notes will be issued in a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Notes mature on July 15, 2018. Subject to our compliance with the covenant described under “—Certain Covenants—Limitation on Indebtedness,” we are permitted to issue more notes under the Indenture (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Exchange Notes,” references to the Notes include any Additional Notes actually issued.

Interest on the Exchange Notes will accrue at the rate of 9.750% per annum and is payable semi-annually in arrears on July 15 and January 15, commencing on July 15, 2012. We will make each interest payment to the Holders of record of the Notes on the immediately preceding July 1 and January 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Exchange Notes will accrue from June 28, 2011, or, if interest has already been paid on the Outstanding Notes, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the Notes

The Trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes at our option prior to July 15, 2015.

We shall be entitled to redeem all or a part of the Notes at our option at any time or from time to time prior to July 15, 2015, upon not less than 30 nor more than 60 days’ notice, at a redemption price per Note equal to the sum of (1) 100% of the then outstanding principal amount thereof, plus (2) accrued and unpaid interest, if any, to the date of redemption (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), plus (3) the Applicable Premium.

The following definitions are used to determine the Applicable Premium:

“Applicable Premium” means, with respect to a Note at any redemption date, as determined by the Company or an agent thereof, the greater of (i) 1.0% of the then outstanding principal amount of such Note at such time and (ii) the excess, if any, of (A) the present value at such redemption date of (1) the redemption price of such Note on July 15, 2015 (such redemption price being described in the table set forth below in this “—Optional Redemption” section, exclusive of any accrued interest), plus (2) all required remaining scheduled interest payments due on such Note through July 15, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points, over (B) the then outstanding principal amount of such Note on such redemption date.

“Treasury Rate” means, as of any redemption date, as obtained by the Company or an agent thereof, the yield-to-maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2015; provided, however, that if the period from the redemption date to July 15, 2015, is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to July 15, 2015, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

On and after July 15, 2015, we will be entitled at our option on one or more occasions to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 15 of the years set forth below:

Period	Redemption Price
2015	104.875%
2016	102.438%
2017 and thereafter	100%

Prior to July 15, 2014, we may at our option, on any one or more occasions, redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) issued, upon not less than 30 nor more than 60 days’ notice, at a redemption price of 109.75% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of Notes on the relevant record date to receive interest on the relevant interest payment date), with the Net Cash Proceeds from one or more Equity Offerings; provided, however, that

(1) at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

(2) each such redemption occurs within 120 days after the date of the related Equity Offering.

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes for redemption on a pro rata basis to the extent practicable, or to the extent not so practicable, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate (but subject to the requirement that any remaining Notes only being minimum denominations of $2,000 and any greater $1,000 multiples), unless otherwise required by law or applicable stock exchange or depositary requirements.

We will redeem Notes with principal amounts of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under the captions “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Guarantees

The Exchange Notes will be guaranteed by each of the Company’s current and future domestic Restricted Subsidiaries (other than any such Subsidiary that is an Immaterial Subsidiary). The Subsidiary Guarantors will jointly and severally guarantee, on a senior unsecured basis, our Obligations under the Exchange Notes and the Indenture. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee of the Exchange Notes will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent conveyance under U.S. bankruptcy or similar state law, which would prevent the Holders of the Notes from relying on that subsidiary to satisfy claims.”

The Guarantee of each Subsidiary Guarantor of the Exchange Notes:

•	will be a general unsecured obligation of such Subsidiary Guarantor;

•	will be pari passu in right of payment to all existing and future Senior Indebtedness of such Subsidiary Guarantor;

•	will be senior in right of payment to any future Subordinated Obligations of such Subsidiary Guarantor; and

•	will be structurally subordinated to all indebtedness and other liabilities (including trade payables) of the Company’s Subsidiaries that are not Subsidiary Guarantors.

However, the Guarantees of the Exchange Notes will be effectively subordinated to any guarantee of obligations under the Credit Agreement, which is secured by substantially all of the assets of the Company and the Guarantors. See “Risk Factors—Risks Related to the Notes—The Notes and the guarantees are unsecured and effectively subordinated to our and the guarantors’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to the indebtedness of any future non-guarantor subsidiaries.”

Since the operations of the Company are currently conducted in part through subsidiaries, the cash flow and the corresponding ability to service debt of the Company, including the Notes, are dependent, in part, upon the earnings of its subsidiaries and the distribution of those earnings to the Company, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are contingent upon the earnings and cash resources of those subsidiaries and are subject to various business considerations. Except to the extent these restrictions do not apply to subsidiaries that are Guarantors, we would not be able to receive the earnings or access the cash resources of those subsidiaries to make payments on the Notes. Furthermore, under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the Guarantees. If this were to occur, we would also be unable to use the earnings or cash resources of these Guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt. Claims of creditors of any subsidiaries that are not Guarantors, including trade creditors and creditors holding indebtedness or guarantees issued by such subsidiaries, and claims of preferred stockholders of such subsidiaries, if any, generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, including holders of the Notes. Accordingly, the Notes and each Guarantee will be structurally subordinate to creditors (including trade creditors) and preferred stockholders, if any, of such subsidiaries that are not Guarantors.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed Obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment, determined in accordance with GAAP.

If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including, without limitation, guarantees and other contingent liabilities) of such Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—A subsidiary guarantee could be voided if it constitutes a fraudulent conveyance under U.S. bankruptcy or similar state law, which would prevent the holders of the Notes from relying on that subsidiary to satisfy claims.”

Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to, any other Person to the extent described below under “—Certain Covenants—Merger and Consolidation;” provided, however, that if such other Person is not the Company or another Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of either:

(1) the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor; or

(2) the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee stating that the Company will comply with its obligations under the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition.

The Subsidiary Guarantee of a Subsidiary Guarantor also will be released:

(1) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary; or

(2) if the Company exercises its legal defeasance option or its covenant defeasance option as described under “—Defeasance” or if its obligations under the Indenture are discharged in accordance with the terms of the Indenture as described under “—Satisfaction and Discharge.”

Ranking

Senior Indebtedness versus Notes

The Indebtedness evidenced by the Notes and the Subsidiary Guarantees are unsecured and rank pari passu in right of payment to the Senior Indebtedness of the Company and the Subsidiary Guarantors, as the case may be. Secured indebtedness of the Company and the Subsidiary Guarantors (in each case including obligations with respect to the Credit Agreement) are effectively senior to the Notes and the Subsidiary Guarantees to the extent of the value of the assets securing such indebtedness and other obligations.

As of October 1, 2011:

(1) the Company’s Senior Indebtedness was $390.0 million, which includes $190.0 million of Secured Indebtedness; and

(2) the Senior Indebtedness of the Subsidiary Guarantors was $390.0 million, which includes $190.0 million of Secured Indebtedness.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may Incur, under certain circumstances such Indebtedness may be Senior Indebtedness, may be secured, and the amount of such Indebtedness could be substantial. See “—Certain Covenants—Limitation on Indebtedness” and “Risk Factors—Risks Related to the Notes—Despite our current indebtedness levels, we may still be able to incur substantially more debt, which could increase the risks associated with the Notes.”

Not all of our Subsidiaries have guaranteed the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor Subsidiaries generated 0.6% of our net sales for the quarter ended October 1, 2011.

Liabilities of Subsidiaries versus Notes

A portion of our operations are conducted through our Subsidiaries. All of our domestic Restricted Subsidiaries (other than any Subsidiary that is an Immaterial Subsidiary) have guaranteed the Notes. As described above under “—Guarantees,” Subsidiary Guarantees may be released under certain circumstances. Our Unrestricted Subsidiaries, our Foreign Restricted Subsidiaries and our Immaterial Subsidiaries are not required to guarantee the Notes. Claims of creditors of any non-guarantor Subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of creditors of the Company and the Subsidiary Guarantors, including Holders, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes and each Subsidiary Guarantee are effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

At October 1, 2011, the total liabilities of our non-Guarantor Subsidiaries were approximately $4.3 million, including trade payables. Although the Indenture limits the Incurrence of Indebtedness and certain types of Preferred Stock by our Restricted Subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the Incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See “—Certain Covenants—Limitation on Indebtedness.”

Book-Entry, Delivery and Form

The Exchange Notes will initially be represented by one or more “Global Notes” in registered form without interest coupons attached.

Global Notes will be deposited with the Trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive Notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear Systems (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes representing the Exchange Notes, DTC will credit the accounts of the Participants exchanging Outstanding Notes for Exchange Notes with portions of the principal amount of the Global Notes representing the Exchange Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have Notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered

Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, none of the Company, the Trustee or any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, in respect of the Exchange Notes will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Company, the Trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes and DTC requests that the Company issue Certificated Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Company and the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend, unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s same-day funds settlement system, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a Business Day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day for Euroclear or Clearstream following DTC’s settlement date.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power (measured by voting power rather than number of shares) of the Voting Stock of the Company (including, without limitation, pursuant to a merger or consolidation);

(2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election or appointment by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

(3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee is or becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating (or providing):

(1) that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2) a description of such Change of Control;

(3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer (it being understood that such third-party may make a Change of Control Offer that is conditioned on and prior to the occurrence of a Change of Control pursuant to this clause (1)) or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act, including, but not limited to, Rule 14e-1 under the Exchange Act, and any other securities laws or regulations in connection with the offer to repurchase and repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenant described under “—Certain Covenants—Limitation on Indebtedness.” Such restrictions can only be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

The Credit Agreement prohibits us from purchasing the Notes upon a Change of Control and also provides that the occurrence of a change of control event with respect to the Company constitutes a default thereunder. The Credit Agreement provides that the occurrence of a change of control event constitutes an event of default thereunder. In the event a Change of Control occurs at a time when we are prohibited from purchasing Notes, we may seek the consent of our lenders to the purchase of Notes or may attempt to refinance the borrowings that contain such prohibition. If we do not obtain such a consent or repay such borrowings, we will remain prohibited from purchasing Notes. In such case, our failure to offer to purchase Notes would constitute an Event of Default under the Indenture, which could, in turn, constitute a default under the Credit Facilities or other agreements governing our Indebtedness.

Our ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See “Risk Factors—Risks Related to the Notes—We may not be able to make the change of control offer required by the indenture governing the Notes.”

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in aggregate principal amount of the Notes.

Certain Covenants

The Indenture contains covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur

Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

(1) Indebtedness of the Company or any Subsidiary Guarantor pursuant to Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) as of any date of Incurrence (after giving pro forma effect to the application of the proceeds of such Incurrence) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $250.0 million to be reduced on a dollar-for-dollar basis by the aggregate amount of all Net Available Cash applied by the Company or any Subsidiary Guarantor to repay Indebtedness under Credit Facilities pursuant to the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock;”

(2) Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon; (B) if the Company is the obligor on such Indebtedness, such Indebtedness is and expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes; and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guarantee;

(3) the Outstanding Notes and the Exchange Notes (other than any Additional Notes);

(4) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (b)(1), (2) or (3) of this covenant);

(5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, either (i) the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant or (ii) the Consolidated Coverage Ratio of the Company would be greater than the Consolidated Coverage Ratio of the Company immediately prior to the date of such acquisition;

(6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4), (5), (6), (11), (15) or (16);

(7) Hedging Obligations consisting of (i) Interest Rate Agreements directly related to Indebtedness permitted to be Incurred by the Company and its Restricted Subsidiaries pursuant to the Indenture or (ii) Currency Agreements entered into to manage the foreign exchange exposure of the Company and its Restricted Subsidiaries in the ordinary course of business and not for speculative purposes;

(8) Obligations in respect of performance, bid and surety bonds and completion guarantees and appeal bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations in the ordinary course of business and not in connection with the borrowing of money or the obtaining of advances or credit;

(9) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(10) the Guarantee by the Company or any of the Subsidiary Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company to the extent that the Guaranteed Indebtedness was permitted to be Incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is subordinated to or pari passu with the Notes or the Subsidiary Guarantees, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness Guaranteed;

(11) Indebtedness Incurred by Foreign Restricted Subsidiaries in an aggregate principal amount (including all Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (11)) which, when taken together with all other Indebtedness Incurred pursuant to this clause (11) and outstanding on the date of such Incurrence, does not exceed $10.0 million;

(12) Indebtedness consisting of customary indemnification, adjustment of purchase price, earn-out or similar obligations of the Company or any Restricted Subsidiary, in each case Incurred in connection with the acquisition or disposition of any assets in accordance with the terms of the Indenture; provided, however, that with respect to any such disposition, the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(13) Indebtedness consisting of reimbursement obligations with respect to letters of credit, bankers’ acceptances, workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, in each case, in the ordinary course of business;

(14) Indebtedness representing installment insurance premiums of the Company or any Restricted Subsidiary owing to insurance companies in the ordinary course of business;

(15) Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or any Restricted Subsidiary, in an aggregate principal amount (including all Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (15)) which, when taken together with all other Indebtedness Incurred pursuant to this clause (15) and outstanding on the date of such Incurrence, does not exceed $15.0 million; and

(16) Indebtedness of the Company or of any of its Restricted Subsidiaries in an aggregate principal amount (including all Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred pursuant to this clause (16)) which, when taken together with all other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (15) above or paragraph (a)) does not exceed $30.0 million.

(c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.

(d) For purposes of determining compliance with this covenant:

(1) Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued and authenticated under the Indenture will initially be deemed to have been Incurred on such date in reliance on the exception provided by clause (1) of paragraph (b) above; and

(2) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (16) above, or is entitled to be Incurred pursuant to paragraph (a) of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

(e) For purposes of determining compliance with any restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a currency other than the U.S. dollar, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the foreign currency denominated Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness”; or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

(A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the first fiscal quarter commencing subsequent to the Issue Date, to the end of the most recent fiscal quarter for which internal financial statements are then available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution to common equity received by the Company from its shareholders subsequent to the Issue Date; plus

(C) the amount by which Indebtedness of the Company is reduced on the Company’s consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than

Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or a Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D) an amount equal to the sum of (i) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Company, from Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions to the extent included in Consolidated Net Income), in each case received by the Company or any Restricted Subsidiary, and the amount of any cancellation of any guarantee or other contingent obligation constituting an Investment (other than a Permitted Investment), and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in future calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2) any purchase, repurchase, redemption, defeasance, satisfaction, discharge or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that such purchase, repurchase, redemption, defeasance, satisfaction, discharge or other acquisition or retirement for value shall be excluded in future calculations of the amount of Restricted Payments;

(3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in future calculations of the amount of Restricted Payments;

(4) the repurchase, redemption, retirement or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1.0 million in any calendar year; provided further, however, that such repurchases and other acquisitions shall be excluded in future calculations of the amount of Restricted Payments;

(5) payments of dividends on Disqualified Stock permitted to be issued pursuant to the covenant described under “—Limitation on Indebtedness”; provided, however, that at the time of the declaration of such dividend, no Default shall have occurred and be continuing (or result therefrom); provided, further that such dividends shall be excluded in future calculations of the amount of Restricted Payments;

(6) repurchases of Capital Stock deemed to occur (i) upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options or (ii) in connection with withholding or similar taxes payable by any future, present or former employee, director or officer; provided, however, that such Restricted Payments shall be excluded in future calculations of the amount of Restricted Payments;

(7) payments in respect of the repurchase, redemption or other acquisition or retirement for value of Capital Stock of the Company; provided, however, that the aggregate amount of such repurchases, redemptions, acquisitions or retirements shall not exceed $2.0 million in any fiscal year; provided, further, however, that such payments shall be included in future calculations of the amount of Restricted Payments;

(8) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company; provided, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments;

(9) in the event of a Change of Control, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by this Indenture) has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer; provided further, however, that such payments, purchases, redemptions, defeasances or other acquisitions or retirements shall be included in the calculation of the amount of Restricted Payments;

(10) so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of Subordinated Obligations with any excess Net Available Cash remaining after the consummation of an offer to purchase Notes pursuant to the covenant described under the caption “—Limitation on Sales of Assets and Subsidiary Stock”; provided, however, that such repurchase, redemption or other acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(11) that portion of Investments the payment for which consists exclusively of the Company’s Capital Stock (other than Disqualified Stock); provided, however, that such payments shall be excluded in future calculations of the amount of Restricted Payments; and

(12) payments not otherwise permitted by clauses (1) through (11) above in an amount which, when taken together with all payments made pursuant to this clause (12), do not exceed $10.0 million; provided, however, that such payments shall be excluded in future calculations of the amount of Restricted Payments.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or a Restricted Subsidiary, (b) make any loans or advances to the Company or a Restricted Subsidiary or (c) transfer any of its property or assets to the Company or a Restricted Subsidiary, except:

(1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are not materially less favorable taken as a whole to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements as determined by the Company in good faith;

(4) any encumbrance or restriction existing under or by reason of provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Company’s Board of Directors if the assets subject to any such agreement are greater than $1.0 million in the aggregate, which limitation is applicable only to the assets that are the subject of such agreements;

(5) any encumbrance or restriction consisting of requirements with respect to cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(6) any encumbrance imposed pursuant to an agreement evidencing Liens permitted to be Incurred under the provisions of the covenant described below under the caption “—Limitation on Liens” that limits the right of the Company or any Restricted Subsidiary to transfer or dispose of the assets subject to such Liens;

(7) any encumbrance or restriction existing under, by reason of or with respect to customary supermajority voting provisions and customary provisions with respect to the disposition or distribution or assets or property, in each case, contained in joint venture agreements;

(8) customary non-assignment provisions and restrictions on subletting in any contract, license or lease of the Company or any Restricted Subsidiary entered into in the ordinary course of business of the Company or such Restricted Subsidiary;

(9) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages;

(10) any encumbrance or restriction with respect to property acquired by the Company or a Restricted Subsidiary in effect at the time of such acquisition, so long as such restriction or encumbrance relates solely to the property acquired and was not created in anticipation of such acquisition;

(11) restrictions set forth in agreements governing Indebtedness permitted to be incurred pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” so long as such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those restrictions imposed by the Indenture;

(12) encumbrances or restrictions set forth in agreements governing Indebtedness permitted to be incurred pursuant to clause (11) of paragraph (b) of the covenant described under “—Limitation on Indebtedness” so long as any such encumbrances or restrictions apply only to the applicable Restricted Foreign Subsidiary or the assets thereof; and

(13) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, replacements or refinancings of the contracts, instruments or obligations referred to in paragraphs (1) through (12) above; provided, however, that such amendments, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive taken as a whole with respect to such dividend and other restrictions than those contained in such contracts, instruments or obligations prior to such amendment, replacement or refinancing.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration) of the shares and assets subject to such Asset Disposition, as determined in good faith by the Company and, if such Asset Disposition involves consideration in excess of $5.0 million, as evidenced by a resolution of the Board of Directors;

(2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash, Temporary Cash Investments or cash equivalents; and

(3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

(A) to prepay, repay, redeem or purchase Indebtedness of the Company or a Subsidiary Guarantor pursuant to a Credit Facility that is secured by a Lien (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

(B) to acquire or construct Additional Assets in each case within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash (or to enter into a binding commitment to so acquire or construct Additional Assets so long as such acquisition of construction is effected within 180 days after the date of such commitment); and

(C) to make an offer to the Holders (and to holders of other Senior Indebtedness of the Company or of a Subsidiary Guarantor designated by the Company ) to purchase Notes (and such other Senior Indebtedness) pursuant to and subject to the conditions contained in the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $15.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit Indebtedness.

For the purposes of this covenant, the following are deemed to be cash equivalents:

(1) the assumption of Indebtedness of the Company or of a Subsidiary Guarantor (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

(2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

(b) In the event of an Asset Disposition that requires an offer to purchase Notes (and other Senior Indebtedness of the Company or of a Subsidiary Guarantor) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Indebtedness) at a purchase price of 100% (or at a greater price, in the case of the Notes, in the discretion of the Company) of their principal amount (or, in the event such other Senior Indebtedness was issued with original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture; provided that the procedures for making an offer to holders of other Senior Indebtedness will be as provided for by the terms of such other Senior Indebtedness. If the aggregate purchase price of the Indebtedness tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the Indebtedness to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $2,000 principal amount or $1,000 multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Indebtedness) pursuant to this covenant unless the Net Available Cash available therefor (after application of such proceeds as provided in clauses (a)(3)(A) and (a)(3)(B) and after giving effect to any purchases of Notes by the Company made in the open market or otherwise occurring after the date of such Asset Disposition), together with the aggregate Net Available Cash from all previous Asset Dispositions not applied in accordance with this covenant, exceeds $15.0 million (with any lesser amount being carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer. If any Net Available Cash remains after completion of any such offer to purchase, the Company may use such Net Available Cash for any purpose not otherwise prohibited by the Indenture.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2) if such Affiliate Transaction involves an amount in excess of $10.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

(3) if such Affiliate Transaction involves an amount in excess of $20.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate

Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph (a) will not prohibit:

(1) any Investment (including a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments”;

(2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, severance agreements, bonus plans, stock based compensation, employee benefit plans, incentive plans and stock ownership plans approved by the Board of Directors;

(3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(4) the payment of reasonable fees and reimbursements of expenses to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

(5) any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company; and

(7) indemnities of officers, directors and employees of the Company or any Restricted Subsidiaries permitted or required by charter, bylaw or statutory provisions.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Related Business.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset now owned or hereafter acquired, except Permitted Liens.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens”;

(2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(3) the company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock”.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1) the resulting, surviving or transferee Person (the “Successor Company”) shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee all the obligations of the Company under the Notes and the Indenture;

(2) immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3) immediately after giving pro forma effect to such transaction, either (i) the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under “—Limitation on Indebtedness” or (ii) the Consolidated Coverage Ratio of the Successor Company would be equal to or greater than the Consolidated Coverage Ratio immediately prior to such transaction; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with, or selling all or substantially all of its assets to, an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers’ Certificate to the Trustee stating that the Company will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

(2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(3) the Company delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

The foregoing paragraph notwithstanding, (a) any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Company and (b) any Guarantor may merge with, or sell all or substantially all of its assets to, an Affiliate solely for the purpose and with the sole effect of reincorporating in another jurisdiction or solely for the purpose and with the sole effect of changing its form of organization.

SEC Reports

Whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act the Company will file with the SEC (subject to the next sentence) and provide the Trustee and Noteholders with such annual reports and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided at the times specified for the filings of such reports under such Sections (including any grace period or extension permitted by the SEC), and containing all the information, audit reports and exhibits required for such reports. The Company will be deemed to have furnished the Trustee and such Noteholders with such reports if it has filed such reports with the SEC (and such reports are publicly available), or, if applicable, it complies with the last sentence of this paragraph. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the reports specified in the preceding sentence on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, the Company will furnish to the Holders and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Future Guarantors

The Company will cause each Domestic Restricted Subsidiary created or acquired after the Issue Date to within five Business Days become a Subsidiary Guarantor and to execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture; provided that any such Domestic Restricted Subsidiary that constitutes an Immaterial Subsidiary need not become a Subsidiary Guarantor until such time as it ceases to be an Immaterial Subsidiary.

Defaults

Each of the following is an Event of Default:

(1) a default in the payment of interest, if any, on the Notes when due, continued for 30 days;

(2) a default in the payment of principal of, or premium, if any, on, any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3) the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4) the failure by the Company or any Subsidiary Guarantor to comply for 60 days (or 90 days in the case of the covenant described under “—Certain Covenants—SEC Reports”) after notice with its other agreements contained in the Indenture;

(5) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $25.0 million (the “cross acceleration provision”);

(6) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the “bankruptcy provisions”);

(7) any judgment or decree for the payment of money in excess of $25.0 million (net of any amounts insured by a solvent third party that has not disclaimed coverage) is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”); or

(8) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee and the Indenture) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the Holders of 25% in aggregate principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes outstanding may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in aggregate principal amount of the Notes outstanding may rescind any such acceleration with respect to the Notes and its consequences.

In case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the Notes outstanding have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the Notes outstanding have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in aggregate principal amount of the Notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the Holders. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 10 days after our becoming aware thereof, written notice of any event which would constitute a certain Default, its status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or noncompliance with any provision of the Indenture may also be waived with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. However, without the consent of each Holder of a Note affected thereby, an amendment or waiver may not, among other things:

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or extend the time for payment of interest on any Note;

(3) reduce the principal of or change the Stated Maturity of any Note;

(4) change the provisions applicable to the redemption of any Note as described under “—Optional Redemption” above;

(5) make any Note payable in money other than that stated in the Note;

(6) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7) make any change in the amendment provisions which require each Holder’s consent or in the waiver provisions;

(8) make any change in the ranking or priority of any Note that would adversely affect the Holders;

(9) make any change in, or release other than in accordance with the Indenture, any Subsidiary Guarantee that would adversely affect the Holders; or

(10) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

(1) to cure any ambiguity, omission, defect or inconsistency;

(2) to provide for the assumption by a successor Person of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

(3) to provide for uncertificated Notes in addition to or in place of Certificated Notes;

(4) to add Guarantees with respect to the Notes, including any Subsidiary Guarantees, or to secure the Notes;

(5) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(6) to make any change that would provide additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder;

(7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8) to conform the text of the Indenture, the Notes or the Subsidiary Guarantees to any provision of the section entitled “Description of the Notes” in the Offering Circular to the extent that such provision in the section entitled “Description of the Notes” in the Offering Circular was intended to be a substantially verbatim recitation of a provision of the Indenture, the Notes or the Subsidiary Guarantees, such intention to be evidenced by an Officers’ Certificate of the Company delivered to the Trustee;

(9) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date of the Indenture;

(10) to evidence and provide for the acceptance of the appointment of a successor Trustee; or

(11) to make any amendment to the provisions of the Indenture relating to the form, authentication, exchange, transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially affect the rights of Holders to transfer Notes.

The consent of the Holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under “—Defaults” above and the limitation contained in clause (a)(3) under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6) (with respect only to Significant Subsidiaries and Subsidiary Guarantors), or (7) under “—Defaults” above or because of the failure of the Company to comply with clause (a)(3) under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service (“IRS”) or other change in applicable Federal income tax law).

Satisfaction and Discharge

When (1) we deliver to the Trustee all outstanding Notes for cancellation, (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption or (3) all outstanding Notes will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (2) and (3), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable hereunder by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Concerning the Trustee

Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB) is to be the Trustee under the Indenture. We have appointed the Trustee as Registrar and paying agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in aggregate principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. The Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to the Trustee against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture and the Notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Accounts Receivable Program” means (i) the accounts receivable discount sales program solely with respect to the accounts receivable of “the Buyer” (as identified therein as of the date of the Indenture) established pursuant to the Supplier Agreement between LaBarge and Citibank, N.A. dated as of June 9, 2005, as amended on February 1, 2010, and as further amended, supplemented or otherwise modified from time to time; provided that any amendment, supplement or modification adverse in any material respect to the Company or any Restricted Subsidiary shall be permitted under the terms of the Credit Facilities, (ii) the accounts receivable discount sales program solely with respect to the accounts receivable of “the Buyer” (as identified therein as of the date of the Indenture) established pursuant to the Supplier Agreement between Ducommun Aerostructures New York Inc. and Citibank, N.A. dated as of November 20, 2009, as further amended, supplemented or otherwise modified from time to time; provided that any amendment, supplement or modification adverse in any material respect to the Company or any Restricted Subsidiary shall be permitted under the terms of the Credit

Facilities, (iii) the accounts receivable discount sales program solely with respect to the accounts receivable of “the Buyer” (as identified therein as of the date of the Indenture) established pursuant to the Supplier Agreement between CMP Display Systems, Inc. and Citibank, N.A. dated as of December 21, 2010, as amended, supplemented or otherwise modified from time to time; provided that any amendment, supplement or modification adverse in any material respect to the Company or any Restricted Subsidiary shall be permitted under the terms of the Credit Facilities, (iv) the accounts receivable discount sales program solely with respect to the accounts receivable of “the Buyer” (as identified therein as of the date hereof) established pursuant to the Supplier Agreement between Ducommun AeroStructures Inc. and Citibank, N.A. dated as of March 11, 2005, as amended on August 31, 2010, and as further amended, supplemented or otherwise modified from time to time to the extent permitted; provided that any amendment, supplement or modification adverse in any material respect to the Company or any Restricted Subsidiary shall be permitted under the terms of the Credit Facilities, and (v) any accounts receivable discount sales program permitted under the terms of the Credit Facilities or with terms and pursuant to an agreement in substance substantially similar to those set forth in clauses (i) through (iv) and established in the good faith business judgment of the Company, in each case as such agreements may be amended, supplemented or otherwise modified from time to time; provided that any amendment, supplement or modification adverse in any material respect to the Company or any Restricted Subsidiary shall be permitted under the terms of the Credit Facilities.

“Additional Assets” means:

(1) any property, plant, equipment or other long-term tangible or intangible asset used or usable in a Related Business;

(2) the Capital Stock of a Person that becomes a Domestic Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Subsidiary Guarantor; or

(3) Capital Stock constituting a minority interest in any Person that at such time is a Domestic Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “—Certain Covenants—Limitation on Restricted Payments,” “—Certain Covenants—Limitation on Affiliate Transactions” and”—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, “Affiliate” shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1) any shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A) a disposition by a Restricted Subsidiary to the Company or a Restricted Subsidiary or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B) for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (i) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and (ii) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation”;

(C) any disposition or series of related dispositions of assets to the extent the aggregate net book value thereof does not exceed $5.0 million;

(D) a disposition of cash or Temporary Cash Investments;

(E) the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(F) non-recourse sales of accounts receivable of the Company or any Restricted Subsidiary pursuant to and in accordance with the terms of an Accounts Receivable Program;

(G) any exchange of like property pursuant to Section 1031 of the Code for use in a Related Business;

(H) a disposition of assets that are worn-out, obsolete or damaged or no longer used or useful in the business of the Company or any Restricted Subsidiary, as the case may be, in the ordinary course of business;

(I) the licensing or sublicensing of intellectual property or other general intangibles and licenses, sublicenses, leases or subleases of other property in the ordinary course of business which, in each case, does not materially interfere with the business of the Company and its Restricted Subsidiaries;

(J) the disposition of any property or other assets of the Company or any of its Restricted Subsidiaries by reason of theft, loss, physical destruction or damage, taking or similar event;

(K) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind; and

(L) foreclosures on assets subject to Liens otherwise permitted to be Incurred by the Company or any of its Restricted Subsidiaries under the Indenture.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/ Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2) the sum of all such payments.

“Board of Directors” means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into or exchangeable for such equity.

“Captive Insurance Entity” means any Person (other than an individual) created solely for the purpose of purchasing or providing, or facilitating the provision of, insurance for products liability, workers compensation, property damage, professional indemnity, employee benefits, employer’s liability and motor and medical expenses, in each case, to the extent that such insurance may be so purchased, provided, or facilitated in accordance with applicable requirements of law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (a) the aggregate amount of EBITDA for the period ending as of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness (including the application of the net proceeds therefrom) as if such Indebtedness had been Incurred on the first day of such period;

(2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of all of the Capital Stock of a Person or assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit or product line of a business or all or substantially all of the assets of the acquired Person, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period;

(5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period;

(6) if since the beginning of such period any Person was designated as an Unrestricted Subsidiary or redesignated as, or otherwise became, a Restricted Subsidiary, EBITDA and Consolidated Interest Expense shall be calculated on a pro forma basis as if such event had occurred on the first day of such period; and

(7) if, since the beginning of such period, the Company has classified any of its businesses as discontinued operations, EBITDA and Consolidated Interest Expense shall be calculated on a pro forma basis as to exclude the impact of such discontinued operations on or after the date such operations are classified as discontinued.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and shall include any applicable Pro Forma Cost Savings). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was Incurred solely for working capital purposes.

“Consolidated Interest Expense” means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, without duplication:

(1) interest expense attributable to Capital Lease Obligations;

(2) amortization of debt discount and debt issuance cost;

(3) capitalized interest;

(4) non-cash interest expense (but excluding any non-cash interest expense attributable to the movement in mark-to-market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP);

(5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(6) net payments pursuant to Hedging Obligations in respect of Indebtedness;

(7) dividends accrued in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock));

provided, however, that such dividends will be multiplied by a fraction the numerator of which is one and the denominator of which is one minus the effective combined tax rate of the issuer of such Preferred Stock (expressed as a decimal) for such period (as estimated by the chief financial officer of the Company in good faith); and

(8) interest Incurred in connection with Investments in discontinued operations;

(9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

(10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust;

provided, however, that Consolidated Interest Expense will not include (i) amortization of debt financing fees, debt issuance costs, commissions, fees and expenses and (ii) any expensing of bridge, commitment and other financing fees.

“Consolidated Net Income” means, for any period, the net income of the Company and its consolidated Subsidiaries determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

(B) the Company’s equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

(2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

(3) any net income of any Restricted Subsidiary (other than a Subsidiary Guarantor) if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

(A) subject to the exclusion contained in clause (4) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitation contained in this clause); and

(B) the Company’s equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

(4) any net after tax gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any Sale/Leaseback Transaction) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

(5) any net after tax effect of extraordinary gains or losses;

(6) the cumulative effect of a change in accounting principles; and

(7) any net after-tax income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued), in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“Consolidated Net Tangible Assets” means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person’s most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (a) all current liabilities reflected in such balance sheet, and (b) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

“Credit Agreement” means that certain Credit Agreement, to be dated as of the Issue Date, by and among the Company, as borrower, the guarantors party thereto, the lenders party thereto, UBS Securities LLC and Credit Suisse Securities (USA) LLC, as joint lead arrangers and joint bookmanagers, UBS AG, Stamford Branch, as issuing bank, administrative agent and collateral agent, and the other parties thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith (including Hedging Obligations with lenders party to the Credit Agreement or their affiliates), and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise and including the inclusion of additional borrowers or guarantors thereunder) or Refinanced (including by means of sales of debt securities to institutional investors or other purchasers) in whole or in part from time to time pursuant to credit facilities, indentures, debt purchase agreements or similar documents, whether or not with the same agent, trustee, representative, lenders, investors or debt holders and irrespective of any changes in the terms and conditions thereof (including any increase of borrowings permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or other Indebtedness, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith (including Hedging Obligations with lenders party to the Credit Agreement or their affiliates), in each case, as amended, restated, modified, renewed, refunded, replaced in any manner

(whether upon or after termination or otherwise and including the inclusion of additional borrowers or guarantors thereunder) or Refinanced (including by means of sales of debt securities to institutional investors or other purchasers) in whole or in part from time to time pursuant to credit facilities, indentures, debt purchase agreements or similar documents, whether or not with the same agent, trustee, representative, lenders, investors or debt holders and irrespective of any changes in the terms and conditions thereof (including any increase of borrowings permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”).

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the 91st day after the earlier of the Stated Maturity of the Notes or the day the Notes are no longer outstanding; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day after the earlier of the Stated Maturity of the Notes or the day the Notes are no longer outstanding shall not constitute Disqualified Stock if:

(1) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control”; and

(2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary that is incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

(1) all income taxes, franchise taxes or similar taxes or taxes based on profits or capital (including any penalties and interest related to such taxes or arising from any tax examinations) of the Company and its consolidated Restricted Subsidiaries;

(2) Consolidated Interest Expense;

(3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

(4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (including any impairment charge or asset write-off, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, and excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

(5) cash restructuring charges, including integration costs and fees, expenses related to facilities closings and any reconstructions, recommissioning or reconfiguration of fixed assets for alternate uses, any severance or relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, duplicative facilities closing charges and expenses and payments directly attributable to employee reduction or employee relocation;

(6) any net loss from discontinued operations and any net loss on disposal of discontinued operations;

(7) any extraordinary or non-recurring gains or losses; provided that the amount of any non-recurring loss, expense or charge during any period shall not exceed $5.0 million;

(8) any effect of income (loss) from the early extinguishment, conversion or cancellation of debt, Hedging Obligations or other derivative instruments (including any write-off of any non-amortized debt issuance costs);

(9) the effect of marking to market Hedging Obligations permitted to be Incurred by clause (7) of paragraph (b) of the covenant described under “—Certain Covenants—Limitation on Indebtedness;”

(10) (i) costs and expenses directly Incurred in connection with the Transactions, and (ii) costs and expenses in respect of any employment agreement (including severance costs), change in control (including with respect to the long term incentive program of LaBarge), stock based compensation or employee incentive agreement in respect of the Transactions; provided, that aggregate costs and expenses pursuant to clause (10)(ii) shall not exceed $10.0 million;

(11) as a result of any acquisition of a Person in a Related Business: (i) any costs arising from purchase accounting adjustments, (ii) fees, expenses, financing costs, severance costs and management bonuses Incurred or paid (including attorneys’ fees) and (iii) costs and expenses in respect of any employment agreement, change in control, stock based compensation or employee incentive agreement or plan or other employee benefit agreement or plan arising in connection with such acquisition or the occurrence of a change in control as defined under such compensation agreement or plan; provided that amounts under this clause (11) shall not exceed $5.0 million in any period; and

(12) reasonable and customary fees, expenses, premiums and other charges in connection with the issuance or repayment of Indebtedness, Equity Offerings, any Refinancing transaction, amendment or other modification of any debt instrument, the making of any Permitted Investment, any Asset Sale or disposition not constituting an Asset Sale, in each case to the extent permitted by the terms of the Indenture (in each case whether or not consummated and in each case including reasonable and customary investment banking and attorneys’ fees);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Offering” means an offering or private placement of common stock (or Preferred Stock that is convertible into such common stock), excluding Disqualified Stock, of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Restricted Subsidiary” means a Restricted Subsidiary that is not incorporated or otherwise organized under the laws of the United States, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee Agreement” means a supplemental indenture, in a form provided in the Indenture, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Holder” or “Noteholder” means the Person in whose name a Note is registered on the Registrar’s books.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary (i) whose total assets, as of that date, are less than $1.0 million and whose total assets, as of that date and together with the total assets of all Immaterial Subsidiaries as of such date, are less than $5.0 million and (ii) whose total revenues for the most recent 12-month period do not exceed $1.0 million and whose total revenues for the most recent 12-month period, together with the total revenues for the most recent 12-month period for all Immaterial Subsidiaries, do not exceed $5.0 million; provided, however, that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Guarantees or otherwise provides direct credit support for any Indebtedness of the Company or any Subsidiary Guarantor.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security or the accrual of interest or dividends;

(2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms;

(3) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;

(4) changes in the principal amount of any Indebtedness that is denominated in a currency other than U.S. dollars solely as a result of fluctuations in exchange rates or currency values; and

(5) a change in GAAP that results in an obligation existing at the time of such change that is not previously classified as Indebtedness becoming Indebtedness;

in each case will not be deemed to be the Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(5) the fixed redemption, repayment or repurchase price of any Disqualified Stock of such Person or any Subsidiary of such Person as determined in accordance with the Indenture;

(6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

(8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 90 days after becoming due.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Initial Purchasers” means Credit Suisse Securities (USA) LLC and UBS Securities LLC.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Investment” in any Person means any direct or indirect advance, loan or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value. The foregoing notwithstanding, “Investments” shall not include extensions of trade credit and advances to customers and suppliers made in the ordinary course of business.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

“Issue Date” means the date on which the Outstanding Notes (other than any Additional Notes) were originally issued.

“LaBarge” means LaBarge, Inc., a Delaware corporation.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York or the place of payment. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Merger” means the merger of LaBarge into Merger Subsidiary, with LaBarge surviving the Merger and becoming a Wholly Owned Subsidiary of the Company.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of April 3, 2011 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions thereof, and including the disclosure schedules attached thereto) between Ducommun, LaBarge and Merger Subsidiary.

“Merger Subsidiary” means DLBMS, Inc., a Delaware corporation and a direct Wholly Owned Subsidiary of the Company.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Cash” from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions) Incurred, and all Federal, state, provincial, foreign and local taxes paid or required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5) any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

“Offering Circular” means the offering circular dated June 23, 2011, used in connection with the sale of the (1) $200,000,000 aggregate principal amount of 9.750% Senior Notes due 2018 issued on the Issue Date and (2) Additional Notes, if any, issued in a transaction exempt from the registration requirements of the Securities Act.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers meeting the requirements of the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2) another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3) cash and Temporary Cash Investments;

(4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5) payroll, travel and similar advances made to officers and employees in the ordinary course of business;

(6) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $1.0 million in the aggregate outstanding at any one time;

(7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments or settlements, compromises or resolutions of litigation, arbitration or other disputes;

(8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or any disposition of assets not constituting an Asset Disposition;

(9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10) any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11) any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(12) any Person to the extent such Investment exists on the Issue Date;

(13) any Person to the extent such Investments consist of Guarantees otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(14) any Person to the extent such Investments consist of earnest money deposits in connection with an acquisition permitted by the Indenture;

(15) any Person to the extent such Investments were held by any Person acquired or merged into the Company or any Restricted Subsidiary so long as such Investments were not acquired in contemplation of such acquisition or merger;

(16) advances to suppliers of amounts provided by customers for the purchase of materials and the preparation of goods and inventory in respect of customer contracts entered into in the ordinary course of business;

(17) Investments consisting of Capital Stock owned by the Company or a Subsidiary Guarantor in a Captive Insurance Entity and capital contributions in such Captive Insurance Entity consisting of insurance premiums in respect of insurance acquired in the ordinary course that is customary for companies of a similar size engaged in similar businesses in similar locations, in each case, as the Company; and

(18) any Person to the extent such Investments have an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (18) that are at the time outstanding (after giving effect to any such Investments that are returned to the Company or any Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (18) in such Person), not to exceed the greater of (i) $15.0 million and (ii) 3.0% of Consolidated Net Tangible Assets.

“Permitted Liens” means:

(1) Liens on assets of the Company or any of its Restricted Subsidiaries securing Indebtedness and other Obligations pursuant to Credit Facilities that were permitted by the terms of the Indenture to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Indebtedness” and/or securing Hedging Obligations related thereto with respect to obligations that do not exceed at any one time outstanding the greater of (i) $250.0 million and (ii) an amount of Indebtedness such that on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Secured Leverage Ratio would be no greater than 2.75 to 1.0;

(2) Liens in favor of the Company or the Subsidiary Guarantors;

(3) Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the

Company; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of the Company or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of the Company or is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company;

(4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and not Incurred in contemplation of, such acquisition;

(5) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, indemnity agreements, workers compensation, social security or unemployment insurance obligations or other public or statutory obligations, performance bonds or other obligations of a like nature, or in connection with bids, tenders, contracts or leases (including in respect of the payment of rent), or in respect of cash earnest money deposits in respect of letters of intent or purchase agreements, in each case Incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (b)(15) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” covering only the assets acquired with or financed by such Indebtedness;

(7) Liens existing on the date of the Indenture (other than Liens securing Indebtedness incurred pursuant to clause (b)(1) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”) and any replacement Lien, so long as such replacement Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the existing Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof);

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, Incurred in the ordinary course of business;

(10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not Incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11) Liens created for the benefit of (or to secure) the Notes (or the Note Guarantees);

(12) Liens to secure any Refinancing Indebtedness permitted to be Incurred under the Indenture; provided, however, that:

(a) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, Refinanced, replaced, defeased or discharged with such Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(14) filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases or transactions pursuant to which no Indebtedness is Incurred (including the Accounts Receivable Program);

(15) (i) bankers’ Liens and rights of setoff and (ii) Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(16) Liens on cash, cash equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(17) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(18) grants of software and other technology licenses in the ordinary course of business;

(19) Liens on the assets of a Foreign Restricted Subsidiary securing Indebtedness of such Foreign Restricted Subsidiary Incurred pursuant to clause (b)(11) of the covenant described under “—Certain Covenants—Limitation on Indebtedness”;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(21) Liens on Capital Stock or assets to be sold pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of a Restricted Subsidiary or for any Asset Disposition or disposition of assets not constituting an Asset Disposition, in each case permitted by the terms of the Indenture, pending the closing of such sale or disposition;

(22) Liens securing cash management services in the ordinary course of business;

(23) Liens on the Capital Stock of a joint venture that is not a Restricted Subsidiary;

(24) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(25) Liens Incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $15.0 million at any one time outstanding.

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“principal” of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

“Pro Forma Cost Savings” means expense and cost savings that have occurred or that the Company reasonably determines are probable based upon specifically identified actions to be taken within the twelve months of the date of an acquisition so long as the Company shall have certified in an Officers’ Certificate delivered to the Trustee the specific actions to be taken, the cost savings to be achieved from each such action and that such savings have been determined to be probable in the good faith of the signatories. Where specifically provided by the Indenture, the Company shall give pro forma effect to such Pro Forma Cost Savings as if they had been effected as of the beginning of the applicable period.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

(4) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business that in the good faith judgment of the Company is related, ancillary or complementary to such business or is a reasonable extension, development or expansion thereof.

“Representative” means, with respect to a Person, any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” with respect to any Person means:

(1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

(3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (a) from the Company or a Restricted Subsidiary or (b) the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition, or the defeasance of any Subordinated Obligations within one year of the final maturity thereof pursuant to the terms thereof); or

(4) the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness (other than intercompany Indebtedness) for borrowed money of the Company and any of its Restricted Subsidiaries secured by a Lien.

“Secured Leverage Ratio” means as of any date of determination, the ratio of (a) the Secured Indebtedness of the Company and its Restricted Subsidiaries, as determined on a consolidated basis on the date of determination after giving effect to the transaction giving rise to the need to calculate the Secured Leverage Ratio to (b) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available prior to the date of such determination; provided that EBITDA will be calculated in the manner contemplated by, and subject to all the adjustments provided in, the definition of “Consolidated Coverage Ratio.”

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Indebtedness” means with respect to any Person:

(1) Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2) all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the notes or the Subsidiary Guarantee of such Person, as the case may be.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Stated Maturity” means, with respect to any security or other Indebtedness, the date specified in such security or Indebtedness as the fixed date on which the final payment of principal of such security or Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes and the Indenture.

“Subsidiary Guarantors” means, collectively, the Domestic Restricted Subsidiaries of the Company, subsequent to the Transactions, in existence as of the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Temporary Cash Investments” means any of the following:

(1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing, unless such securities are deposited to defease any indebtedness, of not more than one year from the date of acquisition;

(3) time deposits, certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any commercial bank organized under the laws of the United States or any state thereof and having capital and surplus in excess of $100.0 million (or the foreign currency equivalent thereof) and whose outstanding debt is rated “A” (or such similar rating) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act);

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s or S&P and issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States, any state thereof or any foreign country recognized by the United States;

(6) securities issued and fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, rated at least “A” by Moody’s or S&P and having maturities of not more than one year from the date of acquisition; and

(7) money market funds at least 80% of the assets of which constitute Temporary Cash Investments of the kinds described in clauses (1) through (6) of this definition and which are rated AAA by Moody’s or S&P.

“Transaction Documents” shall mean (i) the Indenture and the Notes, (ii) the Merger Agreement and (iii) the Credit Agreement.

“Transactions” mean, collectively, the transactions to occur on or prior to the Issue Date pursuant to the Transaction Documents, including (a) the consummation of the Merger; (b) the execution, delivery and performance of the Indenture and the issuance of the Notes; (c) the execution, delivery and performance of the Credit Agreement and the initial borrowings thereunder; (d) the Refinancing transactions in connection therewith; and (e) the payment of all fees and expenses to be paid on or prior to the Issue Date and owing in connection with the foregoing.

“Trust Indenture Act” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb), as amended, as in effect on the Issue Date.

“Trust Officer” means, when used with respect to the Trustee, any officer in the Corporate Trust Office of the Trustee to whom any corporate trust matter is referred because of such officer’s knowledge of and familiarity with the particular subject and shall also mean any officer who shall have direct responsibility for the administration of the Indenture.

“Trustee” means Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that at the time of designation either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing following such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two Business Days prior to such determination.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Capital Stock of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the United States federal tax consequences of an exchange of Outstanding Notes for Exchange Notes in the exchange offer and the purchase, beneficial ownership and disposition of Exchange Notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the IRS has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to Exchange Notes that are held as capital assets (generally, property held for investment).

This summary does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, dealers in securities, brokers, “U.S. holders” (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons who hold the Exchange Notes as a hedge or who hedge the interest rate on the Exchange Notes). In addition, this summary does not include any description of the tax laws of any state, local or non-U.S. Government that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of the Outstanding Notes and Exchange Notes that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A “non-U.S. holder” is a beneficial owner of the Outstanding Notes and Exchange Notes that is an individual, corporation, estate, or trust for U.S. federal income tax purposes and is not a U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the Exchange Notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE EXCHANGE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE TAX CONSEQUENCES) AND THE POSSIBLE EFFECTS OF CHANGES IN THE FEDERAL INCOME TAX LAWS.

Classification of the Exchange Notes

In certain circumstances (see “Description of the Exchange Notes—Change of Control,” “Description of the Exchange Notes—Optional Redemption”), the Exchange Notes provide for the payment of certain amounts in excess of the stated interest and principal. These contingencies could subject the Exchange Notes to the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” Based in part on assumptions regarding the likelihood, as of the issue date, that such additional payments will not be made, we believe and intend to take the position that the foregoing contingencies should not cause the Exchange Notes to be treated as contingent payment debt instruments. Assuming such position is respected, a holder would be required to include in income the amount of any such additional payments at the time such payments are received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual and we can give no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause the gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the Exchange Notes will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the Exchange Notes of the contingent payment debt regulations and the consequences thereof.

U.S. Federal Income Tax Consequences of the Exchange Offer to U.S. Holders and Non-U.S. Holders

The exchange of Outstanding Notes for Exchange Notes pursuant to the exchange offer should not be a taxable transaction for U.S. federal income tax purposes. U.S. holders and non-U.S. holders should not recognize any taxable gain or loss as a result of such exchange and should have the same adjusted issue price, tax basis, and holding period in the Exchange Notes as they had in the outstanding notes immediately before the exchange.

U.S. Federal Income Tax Consequences to U.S. Holders of the Ownership and Disposition of the Exchange Notes

Treatment of Interest

All interest on the Exchange Notes will be taxable to U.S. holders as ordinary interest income as the interest accrues or is paid in accordance with the holder’s regular method of tax accounting.

Amortization of Bond Premium

A U.S. holder that purchases a note for an amount that is greater than the note’s stated redemption price at maturity will be considered to have purchased the note with “amortizable bond premium” equal to the excess. A U.S. holder may elect to amortize this premium under a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such premium for the taxable year. However, if the note may be redeemed at a price that is greater than its stated redemption price at maturity, special rules would apply that could result in a deferral of the amortization of a portion of the bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. holder and may be revoked only with the consent of the IRS. Holders that acquire a note with bond premium should consult their tax advisors regarding the manner in which such premium is calculated and the election to amortize bond premium over the life of the instrument.

Market Discount

A note that is acquired for an amount that is less than its principal amount by more than a de minimis amount (generally 0.25% of the principal amount multiplied by the number of remaining whole years to maturity), will be treated as having “market discount” equal to such difference. Unless the U.S. holder elects to include such market discount in income as it accrues, a U.S. holder will be required to treat any principal payment on, and any gain on the sale, exchange, retirement or other disposition (including a gift) of, a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. In general, market discount on the Exchange Notes will accrue ratably over the remaining term of the Exchange Notes or, at the election of the U.S. holder, under a constant yield method. In addition, a U.S. holder could be required to defer the deduction of all or a portion of the interest paid on any indebtedness incurred or continued to purchase or carry a note unless the U.S. holder elects to include market discount in income currently. Such an election applies to all debt instruments held by a taxpayer and may not be revoked without the consent of the IRS

Sale, Exchange or Other Disposition of the Exchange Notes

In general, upon the sale, taxable exchange, redemption, retirement or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received on the sale or other taxable disposition (less an amount equal to any accrued and unpaid stated interest, which will be taxable as interest income as discussed above) and (2) the U.S. holder’s tax basis in the note. A U.S. holder’s tax basis in a note will generally be the U.S. holder’s cost for the note. Subject to the market discount rules discussed above, gain or loss realized on the sale or other taxable disposition of a note will generally be capital gain or loss and will be a long-term capital gain or loss if at the time of the disposition the U.S. holder has held the note for more than one year. For non-corporate U.S. holders, long-term capital gains are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In general, a U.S. holder of the Exchange Notes will be subject to backup withholding with respect to interest on the Exchange Notes, and the proceeds of a sale or other disposition (including a retirement or redemption) of the Exchange Notes, at the applicable tax rate (currently 28%), unless such holder (a) is an entity that is exempt from backup withholding (including certain qualified nominees) and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder that does not provide the payor with its correct TIN may be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Ownership and Disposition of the Exchange Notes

Treatment of Interest

Subject to the discussion of backup withholding below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the Exchange Notes that is not effectively connected with the non-U.S. holder’s trade or business, provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury Regulations;

•

the non-U.S. holder is not, and is not treated as, a bank receiving interest under the Exchange Notes on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a U.S. person.

If a note is held through a securities clearing organization, bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the Exchange Notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis generally in the same manner as a U.S. holder. Nonetheless, if a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, any interest income and that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally only will be subject to tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States, provided that the non-U.S. holder claims the benefit of the treaty by properly submitting an IRS Form W-8BEN (or other applicable form). In addition, a non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange or Other Disposition of the Exchange Notes

Subject to the discussion of backup withholding below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain realized by such holder upon a sale, taxable exchange, redemption, retirement or other taxable disposition of a note (except amounts received with respect to accrued and unpaid interest, which generally would be taxable as described above), unless:

•	the non-U.S. holder is an individual who is present in the U.S. for 183 days or more during the taxable year of that disposition and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses (excluding capital loss carryovers). If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the Exchange Notes in the same manner as a U.S. holder. In addition, corporate non-U.S. holders may be subject to a 30% branch profits tax on any effectively connected earnings and profits. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

When required, we or our paying agent will report to the IRS and to each non-U.S. holder the amount of any interest paid on the Exchange Notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments.

Non-U.S. holders that have provided certification as to their non-U.S. status or that have otherwise established an exemption will generally not be subject to backup withholding tax if neither we nor our agent has actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied. However, certain information reporting may still apply with respect to interest payments even if certification is provided.

Payments of the proceeds from the sale or other disposition (including a retirement or redemption) of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker is one of the following: (a) a U.S. person (as defined in the Code), (b) a controlled foreign corporation for U.S. federal income tax purposes, (c) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or (d) a foreign partnership with specified connections to the United States.

Payment of the proceeds from a sale or other disposition (including a retirement or redemption) of a note to or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding, provided that neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the Exchange Notes (and Outstanding Notes) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties.

In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the Issuer, the initial purchasers, or the Guarantors is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes. Depending on the satisfaction of certain conditions which may include the identity of the ERISA Plan fiduciary making the decision to acquire or hold the Notes on behalf of an ERISA Plan, Section 408(b)(17) of ERISA, Section 4975(d)(20) of the Code or PTCE 84-14 (relating to transactions effected by a “qualified professional asset manager”), PTCE 90-1 (relating to investments by insurance company pooled separate accounts), PTCE 91-38 (relating to investments by bank collective investment funds), PTCE 95-60 (relating to investments by insurance company general accounts) or PTCE 96-23 (relating to transactions directed by an in-house asset manager) could provide an exemption from the prohibited transaction provisions of ERISA and Section 4975 of the Code. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted as follows:

(1) Either : (A) the purchaser is not a Plan or (B) the purchaser’s purchase, holding and subsequent disposition of the Notes either (i) are not a prohibited transaction under ERISA or the Code and are otherwise permissible under all applicable Similar Laws or (ii) are entitled to exemptive relief from the prohibited transaction provisions of ERISA and the Code in accordance with one or more available statutory, class or individual prohibited transaction exemptions and are otherwise permissible under all applicable Similar Laws; and

(2) The purchaser will not transfer the Notes to any person or entity, unless such person or entity could itself truthfully make the foregoing representations and covenants.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Outstanding Notes where such original notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days following the effective date of the exchange offer registration statement (or shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus), it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until February 29, 2012, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Securities and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date the Company will promptly send additional copies of this prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the exchange offer(including the expenses of one counsel for the Holders of the Notes) other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Exchange Notes will be passed upon for us by Gibson, Dunn & Crutcher LLP. We have also been advised as to certain matters relating to (i) the laws of the State of Arizona by Kutak Rock LLP; (ii) the laws of the State of Alabama by Balch & Bingham LLP; and (iii) the laws of the State of Missouri by Armstrong Teasdale LLP.

EXPERTS

The consolidated financial statements of Ducommun Incorporated and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting), incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010, have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of LaBarge, Inc. and subsidiaries as of June 27, 2010 and June 28, 2009 and for each of the years in the three-year period ended June 27, 2010, included in the Current Report on Form 8-K/A filed with the SEC on September 2, 2011 have been incorporated by reference in this prospectus, in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. The SEC maintains an internet website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Ducommun Incorporated. You may also access our reports and proxy statements free of charge at our website, http://www.ducommun.com. However, the information on Ducommun’s websites does not constitute a part of this prospectus and does not constitute incorporation by reference of any information contained on our website.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC, and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and do not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s Public Reference Room or through its internet website.

INCORPORATION BY REFERENCE

We incorporate by reference into this prospectus certain information we have filed with the Securities and Exchange Commission, or SEC. The information incorporated by reference is an important part of this prospectus. Specifically, we incorporate by reference the documents listed below:

•	Our annual report on Form 10-K for the year ended December 31, 2010 ;

•	Our definitive proxy statement filed with the SEC on March 29, 2011;

•	Our quarterly reports on Form 10-Q for the quarters ended April 2, 2011, July 2, 2011 and October 1, 2011 (as amended by our Form 10-Q/A filed on January 6, 2012); and

•

Our current reports on Form 8-K filed with the SEC on February 15, 2011, April 15, 2011 (Item 1.01 only), May 10, 2011 (as amended by our Form 8-K/A filed on November 29, 2011), June 20, 2011 (Item 8.01 only), June 24, 2011, July 1, 2011 (as amended by our Form 8-K/A filed on September 2, 2011) and November 7, 2011 (Item 5.03 only).

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the completion of the exchange offer are deemed to be incorporated by reference in this prospectus from the date of filing of such documents or reports, except any documents or any portion thereof that are not deemed “filed” with the SEC or any information furnished pursuant to Item 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified or superseded for purposes of this prospectus to the extent that any statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The information in the above filings speak only as of the respective dates thereof, or, where applicable, the dates identified therein.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to:

Ducommun Incorporated

23301 Wilmington Avenue

Carson, California, 90745-6209

Attn: James S. Heiser

Telephone: (310) 513-7200

PROSPECTUS

$200,000,000

Ducommun Incorporated

Exchange Offer for All Outstanding

9.750% Senior Notes due 2018

(CUSIP Nos. 264147 AB5 and U26479 AA0)

for new

9.750% Senior Notes due 2018

that have been registered under the Securities Act of 1933

Until February 29, 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

January 20, 2012